                                                                   EXHIBIT 10.46

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 24, 2005

                                      AMONG

                               CHEMED CORPORATION

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO

                                       AND

                            JPMORGAN CHASE BANK, N.A.
                             AS ADMINISTRATIVE AGENT

                          J.P. MORGAN SECURITIES INC.,
                   AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

                                TABLE OF CONTENTS

ARTICLE I      DEFINITIONS..........................................................     2

   1.1.     Certain Defined Terms...................................................     2
   1.2.     Plural Forms............................................................    26

ARTICLE II     THE CREDITS..........................................................    26

   2.1.     Revolving Loan Commitments and Term Loan Commitments....................    26
   2.2.     Required Payments; Termination..........................................    27
   2.3.     Ratable Loans; Types of Advances........................................    30
   2.4.     Swing Line Loans........................................................    30
   2.5.     Commitment Fee; Aggregate Revolving Loan Commitment.....................    31
   2.6.     Minimum Amount of Each Advance..........................................    32
   2.7.     Optional Principal Payments.............................................    32
   2.8.     Method of Selecting Types and Interest Periods for New Advances.........    32
   2.9.     Conversion and Continuation of Outstanding Advances; No Conversion or
               Continuation of Eurodollar Advances After Event of Default...........    33
   2.10.    Changes in Interest Rate, etc...........................................    34
   2.11.    Rates Applicable After Event of Default.................................    34
   2.12.    Method of Payment.......................................................    34
   2.13.    Noteless Agreement; Evidence of Indebtedness............................    35
   2.14.    Telephonic Notices......................................................    36
   2.15.    Interest Payment Dates; Interest and Fee Basis..........................    36
   2.16.    Notification of Advances, Interest Rates, Prepayments and Revolving
               Loan Commitment Reductions; Availability of Loans....................    36
   2.17.    Lending Installations...................................................    37
   2.18.    Non-Receipt of Funds by the Administrative Agent........................    37
   2.19.    Replacement of Lender...................................................    37
   2.20.    Facility LCs............................................................    38
   2.21.    Senior Unsecured Indenture Documents....................................    44

ARTICLE III    YIELD PROTECTION; TAXES..............................................    44

   3.1.     Yield Protection........................................................    44
   3.2.     Changes in Capital Adequacy Regulations.................................    45
   3.3.     Availability of Types of Advances.......................................    45
   3.4.     Funding Indemnification.................................................    45
   3.5.     Taxes...................................................................    46
   3.6.     Lender Statements; Survival of Indemnity................................    49
   3.7.     Alternative Lending Installation........................................    49

ARTICLE IV     CONDITIONS PRECEDENT.................................................    49

   4.1.     Initial Credit Extension................................................    49
   4.2.     Each Credit Extension...................................................    51

ARTICLE V   REPRESENTATIONS AND WARRANTIES..........................................    51

   5.1.     Existence and Standing..................................................    51
   5.2.     Authorization and Validity..............................................    52
   5.3.     No Conflict; Government Consent.........................................    52
   5.4.     Financial Statements....................................................    52
   5.5.     Material Adverse Change.................................................    53
   5.6.     Taxes...................................................................    53
   5.7.     Litigation and Contingent Obligations...................................    53
   5.8.     Subsidiaries............................................................    53
   5.9.     ERISA...................................................................    53
   5.10.    Accuracy of Information.................................................    54
   5.11.    Regulations T, U, and X.................................................    54
   5.12.    Material Agreements; Restrictions on Dividends..........................    54
   5.13.    Compliance With Laws....................................................    54
   5.14.    Ownership of Properties; Priority of Liens..............................    54
   5.15.    Plan Assets; Prohibited Transactions....................................    54
   5.16.    Environmental Matters...................................................    55
   5.17.    Investment Company Act..................................................    55
   5.18.    Public Utility Holding Company Act......................................    55
   5.19.    Insurance...............................................................    55
   5.20.    No Event of Default or Unmatured Event of Default.......................    55
   5.21.    SDN List Designation....................................................    55
   5.22.    Solvency................................................................    55

ARTICLE VI   COVENANTS..............................................................    56

   6.1.     Financial Reporting.....................................................    56
   6.2.     Use of Proceeds.........................................................    58
   6.3.     Notice of Event of Default..............................................    58
   6.4.     Conduct of Business.....................................................    58
   6.5.     Taxes...................................................................    58
   6.6.     Insurance...............................................................    58
   6.7.     Compliance with Laws....................................................    59
   6.8.     Maintenance of Properties...............................................    59
   6.9.     Inspection; Keeping of Books and Records................................    59
   6.10.    Restricted Payments.....................................................    60
   6.11.    Merger or Dissolution...................................................    61
   6.12.    Sale of Assets..........................................................    61
   6.13.    Investments and Acquisitions............................................    62
   6.14.    Indebtedness............................................................    66
   6.15.    Liens...................................................................    68
   6.16.    Transactions with Affiliates............................................    71
   6.17.    Financial Contracts.....................................................    71
   6.18.    Subsidiary Covenants....................................................    71
   6.19.    Contingent Obligations..................................................    72
   6.20.    Leverage Ratio; Senior Leverage Ratio...................................    72
   6.21.    Fixed Charge Coverage Ratio.............................................    74

   6.22.    Minimum Consolidated Net Worth..........................................    75
   6.23.    Capital Expenditures....................................................    75
   6.24.    Operating Leases........................................................    75
   6.25.    Guarantors..............................................................    76
   6.26.    Collateral..............................................................    76
   6.27.    Sale and Leaseback Transactions.........................................    77
   6.28.    Intentionally Omitted...................................................    77
   6.29.    Intentionally Omitted...................................................    77
   6.30.    Prepayment of Indebtedness..............................................    77
   6.31.    Amendments to Senior Unsecured Indenture Documents......................    77

ARTICLE VII   EVENTS OF DEFAULT.....................................................    78


ARTICLE VIII   ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES.......................    80

   8.1.     Acceleration............................................................    80
   8.2.     Amendments..............................................................    82
   8.3.     Preservation of Rights..................................................    83

ARTICLE IX   GENERAL PROVISIONS.....................................................    83

   9.1.     Survival of Representations.............................................    83
   9.2.     Governmental Regulation.................................................    83
   9.3.     Headings................................................................    83
   9.4.     Entire Agreement........................................................    83
   9.5.     Several Obligations; Benefits of this Agreement.........................    84
   9.6.     Expenses; Indemnification...............................................    84
   9.7.     Numbers of Documents....................................................    85
   9.8.     Accounting..............................................................    85
   9.9.     Severability of Provisions..............................................    85
   9.10.    Nonliability of Lenders.................................................    85
   9.11.    Confidentiality.........................................................    86
   9.12.    Lenders Not Utilizing Plan Assets.......................................    86
   9.13.    Nonreliance.............................................................    86
   9.14.    Disclosure..............................................................    86
   9.15.    Performance of Obligations..............................................    87
   9.16.    USA Patriot Act Notification............................................    87
   IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.................    87
   9.17.    Subordination of Intercompany Indebtedness..............................    88

ARTICLE X   THE ADMINISTRATIVE AGENT................................................    89

   10.1.    Appointment; Nature of Relationship.....................................    89
   10.2.    Powers..................................................................    89
   10.3.    General Immunity........................................................    89
   10.4.    No Responsibility for Loans, Recitals, etc..............................    90
   10.5.    Action on Instructions of Lenders.......................................    90

   10.6.    Employment of Agents and Counsel........................................    90
   10.7.    Reliance on Documents; Counsel..........................................    91
   10.8.    Administrative Agent's Reimbursement and Indemnification................    91
   10.9.    Notice of Event of Default..............................................    91
   10.10.   Rights as a Lender......................................................    92
   10.11.   Lender Credit Decision..................................................    92
   10.12.   Successor Administrative Agent..........................................    92
   10.13.   Administrative Agent and Arranger Fees..................................    93
   10.14.   Delegation to Affiliates................................................    93
   10.15.   Intentionally Omitted...................................................    93
   10.16.   Collateral Documents....................................................    93

ARTICLE XI   SETOFF; RATABLE PAYMENTS...............................................    94

   11.1.    Setoff..................................................................    94
   11.2.    Ratable Payments........................................................    94

ARTICLE XII   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS.....................    95

   12.1.    Successors and Assigns..................................................    95
   12.2.    Participations..........................................................    96
   12.3.    Assignments.............................................................    96
   12.4.    Dissemination of Information............................................    98
   12.5.    Tax Treatment...........................................................    98

ARTICLE XIII   NOTICES..............................................................    99

   13.1.    Notices; Effectiveness; Electronic Communication........................    99
   13.2.    Change of Address, Etc..................................................   100

ARTICLE XIV   COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION........   100

   14.1.    Counterparts; Effectiveness.............................................   100
   14.2.    Electronic Execution of Assignments.....................................   100

ARTICLE XV   CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL...........   100

   15.1.    CHOICE OF LAW...........................................................   100
   15.2.    CONSENT TO JURISDICTION.................................................   101
   15.3.    WAIVER OF JURY TRIAL....................................................   101

ARTICLE XVI   PRIOR CREDIT AGREEMENT................................................   101

                                    SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 2.20 -   Existing Letters of Credit

Schedule 5.8  -   Subsidiaries

Schedule 6.13 -   Existing Investments

Schedule 6.14 -   Existing Indebtedness

Schedule 6.15 -   Existing Liens; Closing Date Surety Bond Liens

Schedule 6.16 -   Transactions with Affiliates

Schedule 6.18 -   Subsidiary Covenants

                                    EXHIBITS

Exhibit A-1   -   Form of Borrower's In-House Counsel's Opinion

Exhibit A-2   -   Form of Cravath, Swaine & Moore LLP (Special New York Counsel)
                   Opinion

Exhibit B     -   Form of Compliance Certificate

Exhibit C     -   Form of Assignment and Assumption Agreement

Exhibit D     -   Form of Loan/Credit Related Money Transfer Instruction

Exhibit E-1   -   Form of Promissory Note for Revolving Loan (if requested)

Exhibit E-2   -   Form of Promissory Note for Term Loan (if requested)

Exhibit F     -   Officer's Certificate

Exhibit G     -   List of Closing Documents

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

     This Amended and Restated Credit Agreement, dated as of February 24, 2005, is entered into by and among Chemed Corporation (formerly known as Roto-Rooter, Inc.), a Delaware corporation, the Lenders, the LC Issuer, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent. The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Certain Defined Terms.  As used in this Agreement:

     "Accounting Changes" is defined in Section 9.8 hereof.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

     "Administrative Agent" means JPMorgan Chase in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of several Revolving Loans or Term Loans, as the case may be (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Outstanding Revolving Credit Exposure" means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.

     "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is One Hundred Seventy-Five Million and 00/100 Dollars ($175,000,000).

     "Aggregate Term Loan Commitment" means the aggregate of the Term Loan Commitments of all the Lenders, as may be reduced from time to time pursuant hereto. The initial Aggregate Term Loan Commitment is Eighty-Five Million and 00/100 Dollars ($85,000,000).

     "Agreement" means this Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of the financial covenants set forth in Sections 6.20 through 6.24 (and the defined terms used in such Sections), "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2 of 1% per annum.

     "Applicable Fee Rate" means, with respect to the Commitment Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Applicable Pledge Percentage" means 100%, but (x) 65% in the case of a pledge of capital stock of a Foreign Subsidiary or (y) 0% in the case of a pledge of capital stock of a Foreign Subsidiary to the extent a pledge would cause a Financial Assistance Problem.

     "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Arranger" means J.P. Morgan Securities Inc., a Delaware corporation, and its successors, in its capacity as Sole Lead Arranger and Sole Book Runner.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Asset Sale" means, with respect to the Borrower or any Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the capital stock or other equity interests of such Person or any Subsidiary of such Person but excluding cash and cash equivalents other than Cash Equivalent Investments) to any Person other than the Borrower or any of its Wholly-Owned Subsidiaries other than (i) the sale or other disposition of inventory in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged, surplus or worn-out Equipment or overdue Receivables disposed of in the ordinary course of business, (iii) leases or licenses of assets in the ordinary course of business consistent with past practice, (iv) transfers consisting of Restricted Payments permitted under Section 6.10, dispositions permitted by Section 6.12.11, Investments permitted under Section 6.13 and Liens permitted under Section 6.15, and (v) sales or liquidiations of Cash Equivalent Investments.

     "Assignment Agreement" is defined in Section 12.3.1.

     "Authorized Officer" means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller of the Borrower, or such other officer of the Borrower as may be designated by the Borrower in writing to the Administrative Agent from time to time, acting singly.

     "Borrower" means Chemed Corporation (formerly known as Roto-Rooter, Inc.), a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be classified as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalent Investments" means (i) direct obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit, bankers' acceptances, money market deposit accounts, and time deposits issued by or maintained with, as applicable, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above, and (vi) in the case of any Foreign Subsidiary, (A) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the Indebtedness of such sovereign nation is rated at least A-1 or better by S&P or P-1 or better by Moody's or carries an equivalent rating from a comparable foreign rating agency or (B) Investments of the type and maturity described in clauses (ii) through (v) above of foreign obligors, which Investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies..

     "Cash Flow Period" means each fiscal year of the Borrower, beginning with the fiscal year ending 2005.

     "CHAMPVA" means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C.
Section 1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. Section 17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

     "CHAMPVA Receivable" means a Receivable payable pursuant to the CHAMPVA program.

     "Change of Control" means (i) the acquisition by any Person, or any group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of common stock of the Borrower; or (ii) the occurrence of a "Change of Control" as defined in the Senior Secured Indenture Documents.

     "Chemed Capital Trust" means Chemed Capital Trust, a Delaware statutory business trust and a Wholly-Owned Subsidiary of the Borrower, together with its permitted successors and assigns.

     "Chemed Trust Securities" means the 575,503 convertible trust preferred securities of Chemed Capital Trust issued in exchange for shares of the Borrower's capital stock pursuant to an exchange offer completed on February 1, 2000.

     "Chemed Stock Issuance" means any issuance of equity interests in the Borrower to non-Affiliates.

     "Closing Date" means February 24, 2005.

     "Closing Date Stock Award Plan" means the Borrower's employee stock award plan in existence on the Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

     "Collateral" means all Property and interests in Property now owned or hereafter acquired by the Borrower or any of its Domestic Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Collateral Agent, for the benefit of the Holders of Secured Obligations and the other creditors of the Borrower subject to the Intercreditor Agreement, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

     "Collateral Agent" means JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Illinois)), together with its permitted successors and assigns.

     "Collateral Documents" means all agreements, instruments and documents executed in connection with this Agreement or the Intercreditor Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Collateral Agent.

     "Collateral Shortfall Amount" is defined in Section 8.1.

     "Commitment Fee" is defined in Section 2.5.1.

     "Commitment Schedule" means the Schedule identifying each Lender's Revolving Loan Commitment and Term Loan Commitment as of the Closing Date attached hereto and identified as such.

     "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period.

     "Consolidated Current Maturities" means, with reference to any period, all payments of principal due within twelve (12) calendar months on and after the last day of such period with respect to all Consolidated Indebtedness of the Borrower.

     "Consolidated EBITDA" means Consolidated Net Income from continuing operations plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization expense of the Borrower and its consolidated Subsidiaries (including amortization recorded in connection with the application of Financial Accounting Standard No. 142 (Goodwill and Other Intangibles)), (v) payments made in connection with the Westbrook Agreement in the amount of $25,000,000 and transaction fees and expenses paid in connection with the Transactions, (vi) any severance payments related to the VITAS Healthcare Acquisition not to exceed $14,500,000 plus any employment taxes and employee benefit charges payable in connection therewith,
(vii) dividends, distributions and payments not in excess of $2,800,000 under the Closing Date Stock Award Plan plus any employment taxes and employee benefit charges payable in connection therewith, (viii) all other non-cash charges of the Borrower and its consolidated Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less interest income and all non-cash items of income of the Borrower and its consolidated Subsidiaries in each case for such period, (ix) the aggregate amount of the awards remitted by the Borrower to its senior management under the current Multi-Year Management Incentive Plans; provided, however, that no more than $5,000,000 of cash compensation, payments or awards remitted to senior management shall be included in this calculation,
(x) non-cash charges arising from compensation expense as a result of the adoption of the proposed amendment to Financial Accounting Standards Board Statement 123, "Share Based Payments", which would require certain stock based compensation to be recorded as expense within the Borrower's consolidated statement of operation, less the amount of any subsequent cash payments in respect of any such non-cash charges, (xi) up to $5,000,000 of the amount of the settlement payment made in respect of the Robert Harris class-action litigation,
(xii) any loss incurred by the Borrower as a result of the prepayment of the Senior Secured Notes, and (xiii) Yellow Pages Advertising Expense. For purposes of calculating Consolidated EBITDA for the Borrower and its consolidated Subsidiaries for those periods that require financial information for the fiscal quarter ending March 31, 2004, the Borrower shall include VITAS Healthcare on a pro forma basis as though the VITAS Healthcare Acquisition had occurred on January 1, 2004.

     "Consolidated Funded Indebtedness" means, at any time, with respect to any Person, without duplication, (i) the aggregate Dollar amount of Consolidated Indebtedness which would be classified on the balance sheet of such Person, as of the applicable determination date, as long-term Indebtedness, plus (ii) the aggregate stated or face amount of all Letters of Credit at such time for which such Person is the account party or is otherwise liable.

     "Consolidated Indebtedness" means, at any time, with respect to any Person, the Indebtedness of such Person and its consolidated Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles. Notwithstanding anything to the contrary herein, any premium paid in connection with the repayment of Indebtedness of the Borrower in connection with the Transactions and interest on the Trust Securities paid on or prior to January 1, 2005 shall not be included in Consolidated Interest Expense.

     "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

     "Consolidated Net Worth" means at any time, with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated Subsidiaries, plus minority interests in Subsidiaries, calculated on a consolidated basis in accordance with Agreement Accounting Principles.

     "Consolidated Senior Funded Debt" means Indebtedness outstanding under the Loan Documents.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership (except to the extent expressly without recourse to such Person).

     "Continuing Director" means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

     "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

     "Credit Party" means, at any time, any of the Borrower and any Person which is a Guarantor at such time; provided, however, that VNF shall not be deemed a Credit Party.

     "Deemed Dividend Problem" means, with respect to any Foreign Subsidiary, such Foreign Subsidiary's accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and, if applicable, in consultation with its legal and tax advisors.

     "Disqualified Stock" means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the later of the (i) the Revolving Loan Termination Date and (ii) the Term Loan Maturity Date.

     "Dollar", "dollar" and "$" means the lawful currency of the United States of America.

     "Domestic Subsidiary" means any Subsidiary of any Person organized under the laws of a jurisdiction located in the United States of America.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, and legally enforceable governmental concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "Equipment" means all of the Borrower's and each Subsidiary's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately

11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Base Rate" with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits in a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

     "Event of Default" means an event described in Article VII.

     "Event of Loss" means, with respect to any Property, any of the following:
(i) any loss, destruction or damage of such Property or (ii) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by any Governmental Authority.

     "Excess Cash Flow" means, for any Cash Flow Period, an amount, determined without duplication for any items or components thereof, equal to the Borrower's Consolidated EBITDA plus the sum of (i) the amount, if any, by which Net Working Capital decreased during such Cash Flow Period plus (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries increased during such Cash Flow Period minus income taxes paid in cash during such period minus Capital Expenditures permitted under this Agreement that are paid in cash during such period minus Interest Expense for such period minus repaid and prepaid principal payments in respect of Indebtedness (including Indebtedness in respect of Revolving Loans to the extent accompanied by a permanent reduction in Revolving Loan Commitments) owing by the Borrower and its Subsidiaries during such period other than pursuant to Section
2.7 minus the cash portion of the Purchase Price paid in connection with any Permitted Acquisition during such Cash Flow Period minus cash dividends paid by the Borrower on its capital stock during such Cash Flow Period to the extent such cash dividends were permitted under this Agreement and minus the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such Cash Flow Period plus (ii) the amount, if any by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries decreased during such fiscal year.

     "Excess Cash Flow Prepayment Percentage" means, with respect to any mandatory prepayment of the Loans made in accordance with Section 2.2(d), a percentage based on the then applicable Leverage Ratio as follows:

                  Leverage Ratio                    Applicable Percentage
                  --------------                    ---------------------
       Greater than or equal to 3.0 to 1.0                   50%

Greater than or equal to 2.5 to 1.0 but less than            25%
                    3.0 to 1.0

               Less than 2.5 to 1.0                           0%

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (b) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation or office making or booking a Loan or Facility LC is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Non U.S. Lender (as defined in Section 3.5), any withholding tax that is imposed on amounts payable to such Non U.S. Lender at the time such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office).

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Existing Letters of Credit" means those Letters of Credit identified in
Schedule 2.20.

     "Facility LC" is defined in Section 2.20.1.

     "Facility LC Application" is defined in Section 2.20.3.

     "Facility LC Collateral Account" is defined in Section 2.20.11.

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any date that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter future, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

     "Financial Assistance Problem" means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its assets from being pledged pursuant to a pledge or security agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

     "Financing" means, with respect to any Person, (i) the issuance or sale by such Person of any equity interests in such Person, or (ii) the issuance or sale by such Person of any Indebtedness other than Indebtedness permitted under
Section 6.14; provided, however, that the foregoing clause (ii) shall not permit the incurrence by the Borrower or any Subsidiary of any Indebtedness if such incurrence is not otherwise permitted by Section 6.14.

     "FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, modified or supplemented from time to time.

     "First Tier Foreign Subsidiary" means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns more than 50% of such Foreign Subsidiary's issued and outstanding ordinary equity interests.

     "Floating Rate" means, for any day, a rate per annum equal to the sum of
(i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the Floating Rate.

     "Foreign Subsidiary" means any Subsidiary of any Person which is not a Domestic Subsidiary of such Person.

     "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Governmental Authority" means any nation or government, any foreign, federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Receivables" means, collectively, any and all Receivables which are (a) Medicare Receivables, (b) Medicaid Receivables, (c) CHAMPVA Receivables, (d) TRICARE Receivables, or (e) any other Receivables payable by a Governmental Authority approved by the Administrative Agent.

     "Guarantor" means each Subsidiary (other than VNF) of the Borrower which is a party to the Guaranty Agreement, including each Subsidiary of the Borrower which becomes a party to the Guaranty Agreement pursuant to a joinder or other supplement thereto.

     "Guaranty Agreement" means the Guaranty Agreement, dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Holders of Secured Obligations" means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the LC Issuer in respect of Reimbursement Obligations, (iii) the Administrative Agent, the Lenders and the LC Issuer in respect of all other present and future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Lender (or affiliate thereof), in respect of all Rate Management Obligations of the Borrower to such Lender (or such affiliate) as exchange party or counterparty under any Rate Management Transaction, unless the Borrower and such Lender mutually agree that such Rate Management Obligations do not constitute Secured Obligations, (v) each Person benefiting from indemnities made by the Borrower or any Subsidiary hereunder or in any Loan Document in respect of the obligations and liabilities of the Borrower or such Subsidiary to such Person, and (vi) their respective permitted successors, transferees and assigns.

     "Indebtedness" of a Person means, at any time, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person's business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other similar instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person in respect of Indebtedness, (viii) reimbursement obligations under Letters of Credit, bankers' acceptances, surety bonds and similar instruments, including, without limitation, the Letters of Credit described in Section 6.14.19, (ix) for purposes of Section 6.14 only, Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be classified as indebtedness on the consolidated balance sheet of such Person.

     "Intellectual Property Security Agreements" means the intellectual property security agreements as any Credit Party may from time to time make in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations and the other creditors of the Borrower subject to the Intercreditor Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Intercreditor Agreement" means the Collateral Sharing Agreement, dated as of February 24, 2004, by and among the Administrative Agent on behalf of the Lenders, Wells Fargo Bank,

National Association, as Trustee on behalf of certain noteholders, the Collateral Agent, and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or, to the extent available as determined by the Administrative Agent in its reasonable judgment, nine or twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three, six, or, if applicable, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth or, if applicable, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or, if applicable, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel, relocation and other loans and advances to officers or employees made in the ordinary course of business), extension of credit (other than Receivables arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "JPMorgan Chase" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

     "LC Fee" is defined in Section 2.20.4.

     "LC Issuer" means JPMorgan Chase (or any subsidiary or affiliate of JPMorgan Chase designated by JPMorgan Chase) in its capacity as issuer of Facility LCs hereunder.

     "LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

     "LC Payment Date" is defined in Section 2.20.5.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective permitted successors and assigns. Unless otherwise specified, the term "Lenders" includes the Swing Line Lender and the LC Issuer.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on the administrative information sheets provided to the Administrative Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Leverage Ratio" has the meaning set forth in Section 6.20.1.

     "Lien" means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, or encumbrance of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock agreements, any purchase option, call or similar right of a Person with respect to such stock).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to
Article II (or any conversion or continuation thereof), whether constituting a Term Loan, Revolving Loan or a Swing Line Loan.

     "Loan Documents" means this Agreement, the Facility LC Applications, the Intercreditor Agreement, the Collateral Documents, the Guaranty Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "Material Adverse Effect" means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or Property of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its material obligations under the Loan Documents, or (iii) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent, the LC Issuer or the Lenders thereunder or their rights with respect to the Collateral.

     "Material Indebtedness" means any Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

     "Material Indebtedness Agreement" means any agreement under which any Material Indebtedness is outstanding or is governed.

     "Medicaid" shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including
(a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative reimbursement guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

     "Medicaid Receivable" shall mean a Receivable payable pursuant to the Medicaid program.

     "Medicare" shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative reimbursement guidelines and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

     "Medicare Receivable" shall mean a Receivable payable pursuant to the Medicare program.

     "Modify" and "Modification" are defined in Section 2.20.1.

     "Moody's" means Moody's Investors Services, Inc. and any successor thereto.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

     "Multi-Year Management Incentive Plans" means the Borrower's incentive plans in effect on the Closing Date that run to the benefit of Borrower's senior management and that award cash and/or non-cash bonuses (such as equity interests or options to purchase equity interests in the Borrower) to senior management based upon increases in Consolidated EBITDA and/or the share price for equity interests of the Borrower or similar items that evidence increases in the Borrower's profitability.

     "Net Cash Proceeds" means, (1) with respect to any Asset Sale or any Financing by any Person, (a) cash (freely convertible into Dollars) received by such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or such Financing, after (i) provision for all income or other taxes measured by or resulting from such sale of Property (including reasonably estimated taxes), and the amount of any reserves established by such Person to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such Asset Sale or Financing (as determined reasonably and in good faith by the chief financial officer of such Person), (ii) payment of all reasonable brokerage commissions or discounts and other fees and expenses related to such Asset Sale or Financing, (iii) all amounts used to repay, redeem or repurchase Indebtedness secured by a Lien on any asset disposed of, sold, leased, conveyed or otherwise transferred in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid, redeemed or repurchased in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness) or Financing and (2) with respect to an Event of Loss of a Person, cash (freely convertible in Dollars) received by or for such Person's account, net of (i) reasonable costs or expenses incurred in connection with such Event of Loss, including those costs and expenses incurred in investigating or recovering such cash and reasonable reserves associated therewith in accordance with Agreement Accounting Principles, (ii) amounts required to repay, redeem or repurchase any Indebtedness or statutory or other obligations secured by any Lien on the property (or portion thereof) so damaged or taken (other than the Secured Obligations) or which is required to be and is repaid, redeemed or repurchased in connection with such Event of Loss, and (iii) provision for all income or other taxes measured by or resulting from such Event of Loss (including reasonably estimated taxes), and the amount of any reserves established by such Person to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such Event of Loss (as determined reasonably and in good faith by the chief financial officer of such Person).

     "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions, as determined by such Person in good faith. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

     "Net Working Capital" means, at any date, (a) the consolidated current assets of the Borrower and its consolidated Subsidiaries as of such date (excluding cash, Cash Equivalent Investments, and Unapplied PIP) minus (b) the consolidated current liabilities of the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and PIP Settlements). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

     "Non-U.S. Lender" is defined in Section 3.5(iv).

     "Note" is defined in Section 2.13.

     "Obligations" means all Loans, all Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, the Swing Line Lender, the LC Issuer, the Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

     "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     "Other Taxes" is defined in Section 3.5(ii).

     "Outstanding Revolving Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its ratable obligation to purchase participations in the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its ratable obligation to purchase participations in the LC Obligations at such time.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September and December, the Revolving Loan Termination Date and the Term Loan Maturity Date.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" is defined in Section 6.13.21.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "PIP" means periodic interim payments (or similar payments) made by any Governmental Authority to any Credit Party under the Medicare, Medicaid, TRICARE or CHAMPVA programs or any similar program of any Governmental Authority.

     "PIP Settlements" has the meaning ascribed to such term in Section 6.9(ii) hereof.

     "Plan" means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pledge and Security Agreement" means that certain Pledge and Security Agreement, dated as of the Closing Date, by and between the Credit Parties and the Collateral Agent for the benefit of the Holders of Secured Obligations and the other creditors of the Borrower subject to the Intercreditor Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     "Pledge Subsidiary" means each Domestic Subsidiary and, at the option of the Administrative Agent, each First Tier Foreign Subsidiary.

     "Pricing Schedule" means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Prior Credit Agreement" means that Credit Agreement, dated as of February 24, 2004, by and among the Borrower, certain of the Lenders and the Administrative Agent, as amended prior to the Closing Date.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person.

     "Pro Rata Share" means, with respect to any Lender, the percentage obtained by multiplying 100% by the quotient of (i) the sum of such Lender's Revolving Loan Commitment and Term Loans at such time divided by (ii) the sum of the Aggregate Revolving Loan Commitment and the aggregate amount of all of the Term Loans at such time; provided, however, if all of the Revolving Loan Commitments and Term Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by multiplying 100% by the quotient of (a) the sum of such Lender's Outstanding Revolving Credit Exposure and outstanding Term Loans at such time divided by (b) the sum of the Aggregate Outstanding Revolving Credit Exposure and the aggregate outstanding amount of all Term Loans at such time.

     "Purchase Price" means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     "Receivable(s)" means and includes all of the Borrower's and each Subsidiary's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

     "Reportable Event" means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty
(30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reports" is defined in Section 9.6.

     "Required Lenders" means Lenders in the aggregate having more than 50% of the sum of the Aggregate Revolving Loan Commitment and the Aggregate Term Loan Commitment (or, if all of the Revolving Loan Commitments and Term Loan Commitments are terminated pursuant to the terms of this Agreement, the Aggregate Outstanding Revolving Credit Exposure and aggregate outstanding principal amount of Term Loans at such time).

     "Required Mandatory Prepayment Amount" means, with respect to any mandatory prepayment of the Loans made in accordance with Section 2.2(c)(ii), an amount, based on the then applicable Leverage Ratio, equal to the Net Cash Proceeds allocable to the Loans in respect of such prepayment times the then applicable percentage set forth below.

                                       Percentage of Net Cash Proceeds to be
          Leverage Ratio             Applied in Reduction of Outstanding Loans
          --------------             -----------------------------------------
     Greater than 3.50 to 1.00                          75%

Less than or equal to 3.50 to 1.00                      50%

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities" (as defined in Regulation D) for such Interest Period.

     "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Borrower or VITAS Healthcare now or hereafter outstanding, except a dividend payable solely in the Borrower's or VITAS Healthcare's capital stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such capital stock, or (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other equity interests of the Borrower (other than Disqualified Stock).

     "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1.1 (and any conversion or continuation thereof).

     "Revolving Loan Commitment" means, for each Lender, including without limitation, each LC Issuer, such Lender's obligation to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

     "Revolving Loan Pro Rata Share" means, with respect to any Lender, the percentage obtained by multiplying 100% by the quotient of (i) such Lender's Revolving Loan Commitment at such time divided by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Revolving Loan Pro Rata Share" means the percentage obtained by multiplying 100% by the quotient of (a) such Lender's Outstanding Revolving Credit Exposure at such time divided by (b) the Aggregate Outstanding Revolving Credit Exposure at such time.

     "Revolving Loan Termination Date" means the earlier of (a) February 24, 2010, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.2 hereof or the Revolving Loan Commitments pursuant to Section 8.1 hereof.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing in connection with Rate Management Transactions to any Lender or any affiliate of any Lender, unless the Borrower and any such Lender mutually agree that such Rate Management Obligations do not constitute Secured Obligations.

     "Senior Secured Indenture" means the Indenture, dated as of February 24, 2004, by and between the Borrower and Wells Fargo Bank, National Association as Trustee for the purchasers of the Senior Secured Notes.

     "Senior Secured Indenture Documents" means the Senior Secured Notes, the Senior Secured Indenture, the "Security Documents" as defined in the Senior Secured Indenture, the Intercreditor Agreement, the "Intellectual Property Security Agreements" as defined in the Senior Secured Indenture, and the agreements, documents, and instruments delivered in connection therewith.

     "Senior Secured Notes" means those certain Floating Rate Senior Secured Notes due 2010, in an initial aggregate principal amount equal to $110,000,000, issued by the Borrower pursuant to the Senior Secured Indenture.

     "Senior Unsecured Indenture" means the Indenture, dated as of February 24, 2004, by and between the Borrower and LaSalle Bank National Association, as Trustee for the purchasers of the Senior Unsecured Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Senior Unsecured Indenture Documents" means the Senior Unsecured Notes, the Senior Unsecured Indenture, and the agreements, documents, and instruments delivered in connection therewith, as each of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

     "Senior Unsecured Notes" means those certain unsecured 8-3/4% Senior Unsecured Notes due 2011 in an initial aggregate principal amount equal to $150,000,000, issued by the

Borrower pursuant to the Senior Unsecured Indenture, as such Notes may be amended, restated, supplemented, or otherwise modified from time to time.

     "Service America Asset Sale" means the sale, transfer and assignment of approximately $9,000,000 of assets and approximately $13,000,000 of liabilities of Service America Network, Inc., a Subsidiary of the Borrower, to certain members of Service America Network, Inc.'s senior management.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Subordinated Chemed Debentures" means the Convertible Junior Subordinated Debentures due 2030, issued by the Borrower pursuant to the Indenture, dated as of February 7, 2000, between the Borrower and Firstar Bank, National Association, as trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Subsidiary" of a Person means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated tangible assets of the Borrower and its Subsidiaries or Property which is responsible for more than 10% of the consolidated net revenues of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

     "Swing Line Borrowing Notice" is defined in Section 2.4.2.

     "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

     "Swing Line Lender" means JPMorgan Chase.

     "Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.4.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     "Term Loan" and "Term Loans" are defined in Section 2.1.2.

     "Term Loan Commitment" means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1.2 in an aggregate principal amount set forth for such Lender on the Commitment Schedule.

     "Term Loan Maturity Date" means August 24, 2010.

     "Term Loan Pro Rata Share" means, with respect to any Lender, the percentage obtained by multiplying 100% by the quotient of (a) such Lender's Term Loans at such time divided by (b) the aggregate amount of all of the Term Loans at such time.

     "Third Party Payor" shall mean any Governmental Authority, insurance company, health maintenance organization, preferred provider organization or similar entity that is obligated to make payments with respect to a Receivable.

     "Transactions" means, collectively, the following transactions: (i) the consummation of the VITAS Healthcare Acquisition, (ii) the repayment of approximately $74,400,000 of existing Indebtedness of VITAS Healthcare, plus accrued interest thereon, (iii) the repayment of approximately $30,400,000 of existing Indebtedness of the Borrower (including a $4,000,000 make whole premium), plus accrued interest thereon, (iv) the assignment of the Westbrook Agreement by the Borrower to VITAS Healthcare, the payment of $25,000,000 by VITAS Healthcare to Hugh Westbrook pursuant to the Westbrook Agreement and the performance of the other obligations under the Westbrook Agreement, (v) the consummation of the offering and sale of the Senior Secured Notes, the Senior Unsecured Notes and the capital stock of the Borrower and the execution and delivery of notes, indentures and other agreements in connection therewith, and the full repayment of the Senior Secured Notes or the Senior Unsecured Notes, as applicable (including all direct and indirect costs and expenses incurred as a result of such full repayment), (vi) the Borrower and certain of its Subsidiaries entering into the this Agreement and the other Loan Documents,
(vii) the issuance or deemed issuance of Facility LCs under this Agreement to replace or backstop, or the cash collateralization of, Letters of Credit issued for the account of the Borrower or any of its Subsidiaries or VITAS Healthcare or any of its Subsidiaries, (viii) the cancellation of a warrant held by the Borrower for shares of the stock of VITAS Healthcare and (ix) the payment of fees and expenses in connection with the foregoing.

     "Transferee" is defined in Section 12.4.

     "TRICARE" means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

     "TRICARE Receivable" means a Receivable payable pursuant to the TRICARE program.

     "Trust Securities" means the Chemed Trust Securities, the Subordinated Chemed Debentures, and the guarantee by the Borrower to the holders of the Chemed Trust Securities of amounts payable thereunder.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     "Unapplied PIP" has the meaning ascribed to such term in Section 6.9(ii).

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan exceeds the fair market value of all such Plan's assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

     "Unmatured Event of Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

     "VITAS Healthcare" means VITAS Healthcare Corporation, a Delaware corporation.

     "VITAS Healthcare Acquisition" means the Acquisition of VITAS Healthcare by the Borrower or a Subsidiary thereof pursuant to the Agreement and Plan of Merger, dated as of December 18, 2003, by and among the Borrower, VITAS Healthcare and Marlin Merger Corp. as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "VITAS Healthcare Severance Program" means the termination or reassignment of VITAS Healthcare's management team upon the effectiveness of the VITAS Healthcare Acquisition and the payments received by the members of such management team as a result of such termination or reassignment.

     "VITAS Healthcare Stock Issuance" means any sale of VITAS Healthcare's equity interests to non-Affiliates in conjunction with a public offering of such equity interests.

     "VNF" means VITAS of North Florida, Inc., a Florida not-for-profit corporation and a Wholly-Owned Subsidiary of VITAS Healthcare.

     "Westbrook Agreement" means the Non-Compete and Consulting Agreement dated as of December 18, 2003 between the Borrower and Hugh Westbrook.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than directors' qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower's or any of its Subsidiaries' businesses) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which (other than directors' qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower's or any of its Subsidiaries' businesses) shall at the time be so owned or controlled.

     "Yellow Pages Advertising Expense" means, on any determination date, the excess of (x) costs accrued in accordance with GAAP during the twelve-month period ending on such date in connection with the Borrower's and its Affiliates' purchase of advertisements in the Yellow Pages telephone directory and other similar telephone directories, over (y) amounts deemed by the Borrower to have been paid in respect of such advertisements during such twelve-month period as set forth in the Borrower's internal management reports detailing its advertising expenses.

     1.2. Plural Forms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                   THE CREDITS

     2.1. Revolving Loan Commitments and Term Loan Commitments.

          2.1.1 Revolving Loans. From and including the Closing Date and prior to the Revolving Loan Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower from time to time and (ii) participate in Facility LCs issued upon the request of the Borrower, in each case in an amount not to exceed in the aggregate at any one time outstanding of its Revolving Loan Pro Rata Share of the excess of the Aggregate Revolving Loan Commitment over the Aggregate Outstanding Revolving Credit Exposure; provided that at no time shall the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The commitment of each Lender to lend hereunder shall automatically expire on the Revolving Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

          2.1.2 Term Loans. Each Lender severally and not jointly agrees to make a term loan, in Dollars, to the Borrower on the Closing Date in an amount equal to such Lender's Term Loan Commitment (each such loan being referred to herein individually as a "Term Loan" and collectively as the "Term Loans"). The unpaid principal balance of the Term Loans shall be repaid in twenty-one (21) consecutive quarterly principal installments, payable on the last Business Day of each fiscal quarter of the Borrower, commencing on June 30, 2005, and continuing thereafter until the Term Loan Maturity Date, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. Each such quarterly installment, other than the installment due on the Term Loan Maturity Date or such other date on which the Term Loans are to be fully repaid, shall be in an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date. The final installment for the Term Loans shall be in the amount of the then outstanding principal balance of the Term Loans. In addition, notwithstanding the immediately preceding sentence, the then outstanding principal balance of the Term Loans, if any, shall be due and payable on the Term Loan Maturity Date. No installment of any Term Loan shall be reborrowed once repaid. In addition to the scheduled payments on the Term Loans, the Borrower (a) may make the voluntary prepayments described in
     Section 2.7 for credit against the scheduled payments on the Term Loans pursuant to Section 2.7 and (b) shall make the mandatory prepayments prescribed in Section 2.2 for credit against the scheduled payments on the Term Loans pursuant to Section 2.2.

     2.2. Required Payments; Termination. (a) Any outstanding Revolving Loans shall be paid in full by the Borrower on the Revolving Loan Termination Date, any outstanding Term Loans shall be paid in full by the Borrower on the Term Loan Maturity Date, and all other due and unpaid Secured Obligations shall be paid in full by the Borrower on the later of the date when due or the Revolving Loan Termination Date and the Term Loan Maturity Date, as applicable. In addition, if at any time the Aggregate Outstanding Revolving Credit Exposure hereunder exceeds the Aggregate Revolving Loan Commitment, the Borrower shall promptly repay outstanding Revolving Loans and Swing Line Loans (or, if no Revolving Loans or Swing Line Loans are outstanding, cash collateralize the outstanding LC Obligations by depositing funds in the Facility LC Collateral Account in accordance with Section 2.20.11) in an aggregate amount equal to the excess of the Aggregate Outstanding Revolving Credit Exposure over the Aggregate Revolving Loan Commitment. Notwithstanding the termination of the Revolving Loan Commitments under this Agreement on the Revolving Loan Termination Date, until all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice and contingent indemnity obligations) shall have been fully paid and satisfied, all of the rights and remedies under this Agreement and the other Loan Documents shall survive to the extent provided herein.

          (b) Asset Sales and Casualty Events. Upon (1) the consummation of any Asset Sale (including sales of equity interests in the Borrower's Subsidiaries (other than a VITAS Healthcare Stock Issuance), but excluding sales, dispositions or transfers permitted under Sections 6.12.1, 6.12.2, or 6.12.3), by the Borrower or any Subsidiary or (2) the Borrower or any Subsidiary suffering an Event of Loss, in each case within five (5) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds (or conversion to cash of non-cash proceeds (whether principal or interest and including securities and release of escrow arrangements)) received from any such Asset Sale or Event of Loss, the Borrower shall do one or more of the following, at its option: (x) redeem or make an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents and (y) make a mandatory prepayment of Loans outstanding hereunder (with prepayments of Loans hereunder being applied to reduce outstanding Term Loans, to the extent such Term Loan prepayments are accepted under Section 2.2(e), and otherwise applied in accordance with Section 2.2(e)), in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that the amount of such Net Cash Proceeds applied pursuant to clause (y) shall be at least equal to, but may be greater than, the lesser of (A) the aggregate outstanding Term Loans and (B) the ratable portion of such Net Cash Proceeds so applied pursuant to clauses (x) and (y) that is allocable to the Term Loans based upon Indebtedness outstanding under the Senior Unsecured Indenture Documents and the principal amount of the Term Loans outstanding on the date of such prepayment. To the extent that an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents is rejected, the Borrower shall not then be required to use such Net Cash Proceeds to prepay the Loans. Notwithstanding the foregoing, Net Cash Proceeds of Asset Sales or Events of Loss, with respect to which the Borrower shall have given the Administrative Agent written notice of its intention to repair or replace the Property subject to any such Asset Sale or Event of Loss or invest such Net Cash Proceeds in the purchase of assets (other than securities, unless those securities represent equity interests in an entity that becomes a Guarantor) to be used by one or more of the Borrower or the Guarantors in their businesses within one year following such Asset Sale or Event of Loss, shall not be subject to the provisions of the first sentence of this Section 2.2(b) unless and to the extent that such applicable period shall have expired without such repair, replacement or investment having been made.

          (c) Financings.

          (i) Indebtedness Financings. Upon the consummation of any Financing constituting an issuance of Indebtedness by the Borrower or any Subsidiary of the Borrower, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds, the Borrower shall do one or more of the following at its option: (x) redeem or make an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents and (y) make a mandatory prepayment of Loans outstanding hereunder (with prepayments of Loans hereunder being applied to reduce outstanding Term Loans to the extent such Term Loan prepayments are accepted under Section 2.2(e), and otherwise applied in accordance with Section 2.2(e)), in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that the amount of such Net Cash Proceeds applied pursuant to clause (y) shall be at least equal to, but may be greater than, the lesser of (A) the aggregate outstanding Term Loans and (B) the ratable portion of such Net Cash Proceeds so applied pursuant to clauses (x) and (y) that is allocable to the Term Loans based upon Indebtedness outstanding under the Senior Unsecured Indenture Documents, and the principal amount of the Term Loans outstanding on the date of such prepayment. To the extent that an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents is rejected, the Borrower shall not then be required to use such Net Cash Proceeds to prepay the Loans.

          (ii) Financings constituting Chemed Stock Issuances or VITAS Healthcare Stock Issuances. Upon the consummation of a Chemed Stock Issuance or a VITAS Healthcare Stock Issuance, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds, the Borrower shall do one or more of the following: (x) redeem or make an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents and (y) make a mandatory prepayment of Loans outstanding hereunder

(with prepayments of Loans hereunder being applied to reduce outstanding Term Loans, to the extent such Term Loan prepayments are accepted under Section 2.2(e), and otherwise applied in accordance with Section 2.2(e)), in an amount equal to the Required Mandatory Prepayment Amount; provided, however, that the Required Mandatory Prepayment Amount payable under clause (y) shall be at least equal to, but may be greater than, the lesser of, after giving effect to the percentage of total Net Cash Proceeds used to determine the Required Mandatory Prepayment Amount, (A) the aggregate outstanding Term Loans and (B) the ratable portion of such Net Cash Proceeds so applied pursuant to clauses (x) and (y) that is allocable to the Term Loans based upon Indebtedness outstanding under the Senior Unsecured Indenture Documents, and the principal amount of the Term Loans outstanding on the date of such prepayment. To the extent that an offer to repurchase Indebtedness outstanding under the Senior Unsecured Indenture Documents is rejected, the Borrower shall not then be required to use such Net Cash Proceeds to prepay the Loans.

          (d) Excess Cash Flow. Within 90 days after the end of each Cash Flow Period that occurs while Term Loans are outstanding, the Borrower shall calculate Excess Cash Flow for such Cash Flow Period and shall make a mandatory prepayment of the Term Loans, to the extent such Term Loan prepayments are accepted under Section 2.2(e), payable not later than 90 days after the end of such Cash Flow Period, in an amount equal to the excess of (i) the Excess Cash Flow Prepayment Percentage of such Excess Cash Flow over (ii) prepayments of Term Loans pursuant to Section 2.7 that were made during such Cash Flow Period. Each such prepayment shall be subject to the provisions governing the application of payments set forth in Section 2.2(e)

          (e) Application of Designated Prepayments. Each mandatory prepayment required by clauses (b) and (c) (in each case to the extent payable with respect to the Term Loans), and (d) of this Section 2.2 shall be referred to herein as a "Designated Prepayment." Subject to the following, Designated Prepayments shall be applied to reduce the subsequent scheduled repayments of Term Loans ratably. The Administrative Agent, upon receipt of any mandatory prepayment required under Section 2.2 (b), (c) or (d), shall notify the Lenders holding Term Loans of such prepayment. Within five Business Days of receipt of such notice, each such Lender shall indicate whether it wishes to receive its ratable portion of such prepayment. A Lender's failure to respond to the Administrative Agent within such five Business Day period shall be deemed to constitute such Lender's acceptance of such prepayment. At the end of such five Business Day period, the Administrative Agent shall remit to those Lenders that accepted the applicable prepayment their allocable share of such prepayment. Designated Prepayments of Term Loans shall first be applied to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing and at the Borrower's option, the Administrative Agent shall hold all Designated Prepayments to be applied to Eurodollar Rate Loans in escrow for the benefit of the Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any such Eurodollar Rate Loans being prepaid (it being understood and agreed that interest shall continue to accrue on the Obligations until such time as such prepayments are released from escrow and applied to reduce the Obligations); provided, however, that upon the occurrence and continuance of an Event of Default, such escrowed amounts may be applied to Eurodollar Rate Loans without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 3.4 resulting therefrom.

     2.3. Ratable Loans; Types of Advances. (a) Each Advance hereunder (other than a Swing Line Loan) shall consist of Loans made from the several Lenders. Such Loans shall be made ratably in proportion to their respective Revolving Loan Pro Rata Shares or Term Loan Pro Rata Shares, as applicable.

          (b) The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections
2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with
Section 2.4.

     2.4. Swing Line Loans.

          2.4.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Credit Extension hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Revolving Loan Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans then outstanding, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1 (including its participation in any Facility LCs), exceed the Swing Line Lender's Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

          2.4.2 Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than 12:00 noon (Chicago, Illinois time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate or at such other rate as is agreed upon by the Borrower and the Swing Line Lender.

          2.4.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago, Illinois time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.

          2.4.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Revolving Loan Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 1:00 p.m. (Chicago, Illinois time) on the date of any notice received pursuant to this Section 2.4.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections
     4.1 or 4.2, as applicable, had not been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation,
     (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

     2.5. Commitment Fee; Aggregate Revolving Loan Commitment.

          2.5.1 Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders with Revolving Loan Commitments in accordance with their Revolving Loan Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee (the "Commitment Fee") accruing at the rate of the then Applicable Fee Rate on the average daily excess of the Aggregate Revolving Loan Commitment over the Aggregate Outstanding Revolving Credit Exposure. All such Commitment Fees payable hereunder shall be payable quarterly in arrears on each Payment Date.

          2.5.2 Reductions in Aggregate Revolving Loan Commitment. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part, ratably among the Lenders in the minimum amount of $5,000,000 (and in multiples of $1,000,000 in excess thereof), upon at least three (3) Business Days' written notice to the Administrative Agent, which notice may be conditional and shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder and on the final date upon which all Loans are repaid.

     2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $2,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be (i) in the amount of the excess of the Aggregate Revolving Loan Commitment over the Aggregate Outstanding Revolving Credit Exposure or (ii) in such amount as is required, in accordance with Section 2.20.6, to finance the reimbursement of a draw under a Facility LC.

     2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, with notice to the Administrative Agent by 11:00 a.m. (Chicago, Illinois time) on the date of repayment, which notice may be conditional. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Chicago, Illinois time) on the date of repayment, which notice may be conditional. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by
Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days' prior notice to the Administrative Agent, which notice may be conditional.

     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided that there shall be no more than 5 Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m.

(Chicago, Illinois time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii) the aggregate amount of such Advance,

     (iii) the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 12:00 noon (Chicago, Illinois time) on each Borrowing Date, each Lender shall make available its Loan or Loans in Federal or other funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

     2.9. Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Event of Default. Floating Rate Advances (other than Swing Line Advances) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with
Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Advance) into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.9, during the continuance of an Event of Default or an Unmatured Event of Default, the Administrative Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Advance may be made, converted or continued as a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago, Illinois time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date, which shall be a Business Day, of such conversion or continuation,

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

     (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.10. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is fully paid at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period in respect of any Revolving Loan may end after the Revolving Loan Termination Date. No Interest Period in respect of any Term Loan may end after the Term Loan Maturity Date.

     2.11. Rates Applicable After Event of Default. During the continuance of an Event of Default (including the Borrower's failure to pay any Loan at maturity) the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause
(iii) above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent or any Lender.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Chicago, Illinois time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the

Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan Chase for each payment of the Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

     2.13. Noteless Agreement; Evidence of Indebtedness.

     (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (d) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to
          Section 12.3, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof, and
          (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Term Loans, Revolving Loans or, in the case of the Swing Line Lender, the Swing Line Loans, be evidenced by promissory notes (the "Notes") in substantially the form of Exhibit E-1 or E-2, with appropriate changes for notes evidencing Swing Line Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to such Lender. Thereafter, the Loans evidenced by such Note(s) and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, LC Fees and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago, Illinois time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

     2.16. Notification of Advances, Interest Rates, Prepayments and Revolving Loan Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate. Not later than 12:00 noon (Chicago, Illinois time) on each Borrowing Date (except with respect to Revolving Loans made available pursuant to the terms of Section 2.4.4), each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

     2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as applicable, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as applicable, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with
Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

     2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19. Replacement of Lender.  If the Borrower is required pursuant to
Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, or if any Lender defaults in its obligations to extend Loans or participate in Facility LCs hereunder (any Lender so affected an "Affected Lender"), the Borrower may elect to terminate or replace the Revolving Loan Commitment, Term Loan Commitment and Loans of such Affected Lender, provided that no Event of Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Outstanding Revolving Credit Exposure and Term Loans of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender and (iii) if the Affected Lender is being terminated, the Borrower shall pay to such Affected Lender all Obligations due to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus, to the extent not paid by the replacement Lender, the outstanding principal balance of such Affected Lender's Credit Extensions). The Administrative Agent shall record such payments made by the Borrower in accordance with Section 2.13.

     2.20. Facility LCs.

          2.20.1 Existing Letters of Credit; Issuance. The Borrower, the Lenders, the Administrative Agent and the LC Issuer agree and confirm that, as of the Closing Date, and subject to the satisfaction of the condition precedent set forth in Section 4.1, the Existing Letters of Credit shall
     (x) be deemed to have been issued pursuant to this Agreement, (y) constitute Facility LCs, and (z) be governed by this Section 2.20, together with the other terms and conditions of this Agreement. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby Letters of Credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action, a "Modification"), from time to time from and including the date of this Agreement and prior to the Revolving Loan Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $40,000,000 and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment. Subject to the remaining terms of this
     Section 2.20.1, no Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Revolving Loan Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in the preceding clause (x)); provided, further, that so long as approved by the Administrative Agent and the LC Issuer (which approvals shall not be unreasonably withheld), Facility LCs with stated face amounts not in excess of $250,000 in the aggregate may have expiry dates that occur within three years of the dates of issuance thereof but in any event no later than the date referred to in the preceding clause (x)). Notwithstanding anything to the contrary set forth in this Agreement, a Facility LC may have an expiry date which occurs after the Revolving Loan Termination Date so long as the Administrative Agent receives from the Borrower, at least five (5) Business Days prior to the Revolving Loan Termination Date, an amount in immediately available funds equal to at least 105% of the LC Obligations owing under or in connection with such Facility LC. Such funds shall secure the repayment of such LC Obligations and any other then outstanding Secured Obligations, if any, in respect of such Facility LC and shall be deposited in the Facility LC Collateral Account. The Borrower shall ensure that the Collateral Agent for the benefit of the LC Issuer and the Lenders at all times maintains a perfected first priority Lien upon and control over the Facility LC Collateral Account. Such funds and any interest accrued thereon (to the extent not applied to reimburse the LC Issuer for any draw under a Facility
     LC) shall be returned to the Borrower within three Business Days after the expiration of the Facility LC relating to the LC Obligations secured by such funds.

          2.20.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Loan Pro Rata Share.

          2.20.3 Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago, Illinois time) at least five
     (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and, upon issuance only, the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in
     Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

          2.20.4 LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Revolving Loan Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances of Revolving Loans then in effect times the average daily undrawn stated amount under the Facility LCs, such fee to be payable in arrears on each Payment Date. The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount equal to 0.125% times the face amount of such Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time. Each fee described in this Section 2.20.4 shall constitute an "LC Fee".

          2.20.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Revolving Loan Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago, Illinois time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

          2.20.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer for any amounts to be paid by the LC Issuer. Upon any drawing under any Facility LC, a reimbursement in respect thereof shall be made by the Borrower on the date of the drawing if the Borrower shall have received written notice of such drawing prior to 10:00 a.m. Chicago time on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon Chicago time on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. Chicago time on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Whether or not an Event of Default or Unmatured Event of Default has occurred and is continuing, unless the Borrower elects to repay a Reimbursement Obligation, regardless of whether the conditions for making a Revolving Loan under Section 4.2 have been satisfied, such unpaid Reimbursement Obligation shall be automatically converted into a Revolving Loan as of the date of the payment by the LC Issuer giving rise to the Reimbursement Obligation. Such Revolving Loan shall be in an amount equal to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall initially constitute a Floating Rate Advance and the proceeds of such Advance shall be used to repay such Reimbursement Obligation. Such Floating Rate Advance may be converted into a Eurodollar Advance in accordance with the terms of Section 2.9. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.20, such unpaid Reimbursement Obligation shall at that time be automatically converted into an Obligation and the Borrower shall be deemed to have elected to borrow a Revolving Loan from the Lenders, as of the date of the payment by the LC Issuer giving rise to the Reimbursement Obligation, in an amount equal to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Revolving Loan if the Borrower shall have failed to make such payment to the Administrative Agent for the account of the LC Issuer prior to such time. Such Revolving Loan shall constitute a Floating Rate Advance and the proceeds of such Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance. The Borrower agrees to indemnify the LC Issuer against any loss or expense determined by the LC Issuer in good faith to have resulted from any conversion pursuant to this Section 2.20 by reason of the inability of the LC Issuer to convert the amount received from the Borrower or from the Lenders, as applicable, into an amount equal to the amount of such Reimbursement Obligation. The LC Issuer will pay to each Lender ratably in accordance with its Revolving Loan Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to
     Section 2.20.5.

          2.20.7 Obligations Absolute.  The Borrower's obligations under this
     Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

          2.20.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

          2.20.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities and related reasonable out-of-pocket costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any such claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

          2.20.10 Lenders' Indemnification. Each Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility
     LC) that such indemnitees may suffer or incur in connection with this
     Section 2.20 or any action taken or omitted by such indemnitees hereunder.

          2.20.11 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Borrower (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Collateral Agent for the benefit of the LC Issuers and the Lenders and in which the Borrower shall have no interest other than as set forth in
     Section 8.1. The Borrower hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations in respect of Facility LCs. The Borrower shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.2 as collateral for the payment and performance of the LC Obligations and the other Secured Obligations in respect of Facility LCs. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower for the portion of the LC Obligations relating to Facility LCs issued for the account of the Borrower under this Agreement. The Collateral Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase having a maturity not exceeding thirty (30) days. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied to reimburse the LC Issuer for Reimbursement Obligations for which it has not been reimbursed and as collateral for the remaining LC Obligations. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 8.1, such amount (to the extent not applied) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.2, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.2. Nothing in this Section 2.20.11 shall either require the Borrower or any Guarantor to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent or the Collateral Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by this Section, Section 2.2 or Section 8.1.

          2.20.12 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

     2.21. Senior Unsecured Indenture Documents. The Borrower shall not be entitled to request a Credit Extension, and no Credit Extension shall be made available to the Borrower if, on the date such Credit Extension is to be made, such Credit Extension would result in a breach (without giving effect to any grace period or cure rights with respect to such breach) of the Senior Unsecured Indenture Documents.

                                   ARTICLE III

                             YIELD PROTECTION; TAXES

     3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (ii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment or Eurodollar Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Revolving Loan Commitment or Eurodollar Loans or Facility LCs (including participations therein), or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Revolving Loan Commitment or Eurodollar Loans or Facility LCs (including participations therein) held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as applicable.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer of making or maintaining its Eurodollar Loans or Revolving Loan

Commitment or of issuing or participating in Facility LCs, as applicable, or to reduce the return received by such Lender or applicable Lending Installation or LC Issuer in connection with such Eurodollar Loans or Revolving Loan Commitment, or Facility LCs (including participations therein), then, within fifteen (15) days of demand, accompanied by the written statement required by Section 3.6, by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer such additional amount or amounts as will compensate such Lender or LC Issuer for such increased cost or reduction in amount received.

     3.2. Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines the amount of capital required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer or any corporation controlling such Lender or LC Issuer is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand, accompanied by the written statement required by Section 3.6, by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Term Loans, its Term Loan Commitment to make Term Loans, its Revolving Loan Commitment to make Revolving Loans and issue or participate in Facility LCs, as applicable, hereunder (after taking into account such Lender's or LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or LC Issuer or any Lending Installation or any corporation controlling any Lender or LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

     3.3. Availability of Types of Advances. If the Administrative Agent determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or no reasonable basis exists for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any loss or cost (excluding lost profit) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5. Taxes.

     (i) All payments by the Borrower to or for the account of any Lender or the LC Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Administrative Agent, in each case within thirty (30) days after such payment is made.

     (ii) In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

     (iii) The Borrower shall indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Revolving Loan Commitment, any Credit Extensions made by it hereunder, any Facility LC issued or participated in by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to reimburse the Administrative Agent, the LC Issuer or a Lender in respect of penalties, interest or similar liabilities attributable to such Taxes or Other Taxes if such penalties, interest or similar liabilities are attributable to a failure or delay by the Administrative Agent, the LC Issuer or a Lender to make a written request therefore pursuant to Section 3.6; provided, further, that no request delivered within the ninety (90) day period described in
          Section 3.6 shall constitute a delayed request. Payments due under this indemnification shall be made within thirty (30) days of the date the

          Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement or changes its lending office under this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (including backup withholding taxes), or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Administrative Agent a United States Internal Revenue Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States Federal income tax (including backup withholding taxes). Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     (viii) The Administrative Agent, the LC Issuer and each Lender shall take such steps as the Borrower reasonably requests to apply or otherwise take advantage of any tax refund or offsetting tax credit or other similar tax benefit arising out of or in conjunction with any amounts for which they have been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this
          Section 3.5. If the Administrative Agent, the LC Issuer or a Lender determines that it has received a tax benefit arising out of or in conjunction with any amounts as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 3.5 with respect to the amounts giving rise to such refund); provided, however, that during the continuance of an Event of Default, any such refund shall be applied in reduction of the Secured Obligations.

     (ix) The Administrative Agent, the LC Issuer, and each Lender shall take reasonable steps to avoid the need for the Borrower to pay any amounts under this Section 3.5, but they shall not be required to take any steps that would impose material costs or other detriments on them. Any such cost incurred by the Administrative Agent, the LC Issuer or any Lender shall constitute a Secured Obligation and the Borrower shall reimburse such Person for such cost.

     3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement; provided that the Borrower shall not be required to make any payments pursuant to Section 3.1, 3.2, 3.4 or 3.5 to a Lender or LC Issuer for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender's or the LC Issuer's intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

     3.7. Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, reasonably disadvantageous to such Lender. A Lender's designation of an alternative Lending Installation shall not affect the Borrower's rights under Section 2.19 to replace a Lender.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder, which initial Credit Extension shall occur no later than February 24, 2005, unless the following conditions precedent are satisfied (or waived by the Administrative Agent) immediately prior to or substantially concurrent with such initial Credit Extension:

          4.1.1 Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization.

          4.1.2 Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

          4.1.3 An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Credit Party.

          4.1.4 A certificate signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, (ii) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (iii) other than as disclosed in public filings with the Securities and Exchange Commission prior to the initial Credit Extension Date, no material adverse change in the business, condition (financial or otherwise), operations, performance or Property of the Borrower and its Subsidiaries, taken as a whole, has occurred since September 30, 2004. The chief financial officer or treasurer of the Borrower shall also deliver to the Administrative Agent on the Closing Date a fully completed compliance certificate substantially similar to Exhibit B hereto that is dated as of the Closing Date and that demonstrates the Borrower's compliance with, among other things, the financial covenants set forth in Sections 6.20 through 6.24 as of December 31, 2004. The financial information used to prepare such certificate shall be the Borrower's year-end financial information for 2004 that currently appears in its draft annual financial statements being audited by the Borrower's accountants. The financial information shall also give effect, on a pro forma basis, to the repayment of any of the Borrower's Indebtedness that is made after December 31, 2004 and prior to or contemporaneously with the effectiveness of this Agreement, including, without limitation, the Indebtedness referenced in Section 4.1.8.

          4.1.5 (a) A written opinion of the Borrower's in-house counsel, in form and substance reasonably satisfactory to the Collateral Agent, the Administrative Agent and addressed to the Collateral Agent, the Administrative Agent and the Lenders, in substantially the form of Exhibit A-1 and (b) a written opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Collateral Agent, the Administrative Agent and addressed to the Collateral Agent, the Administrative Agent and the Lenders, in substantially the form of Exhibit A-2.

          4.1.6 Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender; provided that any Notes previously issued to such Lender are first returned to the Borrower.

          4.1.7 Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

          4.1.8 The Administrative Agent shall have received written evidence reasonably satisfactory to it that all of the obligations owing under the Senior Secured Indenture

     Documents have been or are concurrently with the effectiveness of this Agreement being discharged and the agreements, documents and instruments delivered in connection therewith (other than security interest filings) have been terminated except to the extent the provisions thereof expressly survive the repayment of such obligations.

          4.1.9 All legal matters shall be reasonably satisfactory to the Administrative Agent.

          4.1.10 The Administrative Agent shall have received evidence reasonably satisfactory to it that the Collateral Agent, on behalf of the Lenders, continues to hold a perfected first-priority Lien upon the Collateral.

          4.1.11 Such other documents as the Administrative Agent or its counsel may have reasonably requested, including, without limitation, the Collateral Documents and those other documents set forth in Exhibit G hereto.

     4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4.4 or Section 2.20.6 with respect to Revolving Loans extended for the purpose of repaying Swing Line Loans or reimbursing draws under Facility LCs, as the case may be) be required to make any Credit Extension unless on the applicable Credit Extension Date:

          4.2.1 There exists no Event of Default or Unmatured Event of Default.

          4.2.2 The representations and warranties contained in Article V are true and correct as of such Credit Extension Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

          4.2.3 Such Credit Extension will not, on the date such Credit Extension is to be made, result in a breach (without giving effect to any grace period or cure rights with respect to such breach) of the Senior Unsecured Indenture Documents.

     Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to each Lender and the Administrative Agent as of each of (i) the date of the initial Credit Extension hereunder and
(ii) each date as required by Section 4.2:

     5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or its Subsidiaries, as applicable, of the Loan Documents to which such Person is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries except for violations which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement, other than indentures, instruments or agreements which will be terminated on the Closing Date in connection with the full repayment of Indebtedness outstanding under such indentures, instruments or agreements, and except for violations which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other material action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except filings necessary to perfect Liens created under the Loan Documents.

     5.4. Financial Statements. The December 31, 2003 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended in accordance with generally accepted accounting principles in effect on the date such statements were prepared.

     5.5. Material Adverse Change. Other than as disclosed in public filings with the Securities and Exchange Commission prior to the initial Credit Extension Date, since September 30, 2004, there has been no change in the business, condition (financial or otherwise), operations, performance or Property of the Borrower and its Subsidiaries taken together, in each case which could reasonably be expected to have a Material Adverse Effect.

     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (i) in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The United States federal income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the 2000 fiscal year, except with respect to VITAS Healthcare, which has been audited through September 30, 2001. No Liens have been filed and no claims are being asserted with respect to such taxes that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

     5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has incurred, or reasonably expects to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. No steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

     5.10. Accuracy of Information. The Loan Documents and other written statements furnished by the Borrower and its Subsidiaries to the Administrative Agent in connection with the negotiation of, and compliance with, the Loan Documents (as modified or supplemented by information so furnished) taken as a whole do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information, the Borrower and its Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     5.11. Regulations T, U, and X. The Borrower will ensure that no use of Advances or proceeds thereof will violate Regulation T, U or X.

     5.12. Material Agreements; Restrictions on Dividends. As of the Closing Date, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect (other than any agreement or instrument evidencing or governing Indebtedness).

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except such non-compliances that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 5.13 does not relate to taxes which are the subject of Section 5.6, to employee benefits or ERISA matters which are the subject of Section 5.9 and environmental matters which are the subject of Section 5.16.

     5.14. Ownership of Properties; Priority of Liens. The Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by
Section 6.15, to all of the material Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent, as owned by the Borrower and its Subsidiaries. To the extent governed by Article 8 or Article 9 of the UCC, when financing statements have been filed in the appropriate offices, the Collateral Agent has a perfected first priority Lien upon all of the Collateral, subject to (i) Liens permitted by Section 6.15, (ii) filings under any federal statute for patents, trademarks, and copyrights, and (iii) Collateral in which security interests or liens can only be perfected through compliance with the terms of the Federal Assignment of Claims Act.

     5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

     5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws applicable to the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that the status of the Borrower's compliance with Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.19. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, or pursuant to self-insurance arrangements, insurance on all their material Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is reasonably consistent with sound business practice.

     5.20. No Event of Default or Unmatured Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

     5.21. SDN List Designation. Neither the Borrower nor any of its Subsidiaries or Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

     5.22. Solvency. Immediately prior to and after the consummation of the transactions to occur as of the initial Credit Extension Date, prior to and immediately following the making of each Credit Extension on the initial Credit Extension Date, and prior to and after giving effect to the application of the proceeds of such Credit Extensions: (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at fair valuation, will exceed the debts and liabilities, subordinated, contingent, or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,
(iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Closing Date and after the initial Credit Extension Date.

                                   ARTICLE VI

                                    COVENANTS

     Until the Revolving Loan Commitments have expired or been terminated, the LC Obligations have expired, been reimbursed or been cash collateralized (in each case in accordance with the terms of this Agreement), and the other Obligations have been paid in full (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations, other contingent obligations, and Rate Management Obligations), unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          6.1.1 Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis for itself and its consolidated Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders (it being understood and agreed that consolidating financial statements need not be certified by such accountants); (b) any management letter prepared by said accountants and (c) a certificate of said accountants (which certificate may be limited to the extent required by generally accepted accounting principles, rules or guidelines) that, in the course of their audit of the financial statements of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted accounting standards, they have obtained no knowledge of any Event of Default or Unmatured Event of Default, or if, in the opinion of such accountants, any Event of Default or Unmatured Event of Default shall exist, stating the nature and status thereof.

          6.1.2 Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its consolidated Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation in all material respects in accordance with Agreement Accounting Principles, compliance with Agreement Accounting Principles, and consistency by its chief financial officer or treasurer, except for normal year-end audit adjustments and the absence of footnotes.

          6.1.3 Together with the financial statements required under Sections
     6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with Sections 6.20 through 6.24, an officer's certificate in substantially the form of Exhibit F stating that, to such officer's knowledge, no Event of Default or Unmatured Event of Default exists, or if any Event of Default or Unmatured Event of Default exists, stating the nature and status thereof.

          6.1.4 As soon as possible and in any event within ten (10) days after the Borrower knows that any material Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          6.1.5 As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          6.1.6 Promptly upon the filing thereof, copies of all registration statements and copies of all filings on forms 10-K, 10-Q, or 8-K which the Borrower or any of its Subsidiaries makes with the Securities and Exchange Commission, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

          6.1.7 As soon as practicable, and in any event within thirty (30) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

          6.1.8 As soon as possible, and in any event within three (3) Business Days (in the case of the Borrower) and fifteen (15) days (in the case of any Guarantor) after the occurrence thereof, a reasonably detailed notification to the Administrative Agent and its counsel of any change in the jurisdiction of organization of the Borrower or any Guarantor.

          6.1.9 Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders promptly following such earlier date.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use (i) the proceeds of the Term Loans in compliance with Section 2.1.2, to refinance certain existing Indebtedness outstanding on the Closing Date and for general corporate purposes, and (ii) the proceeds of the Revolving Loans to refinance certain Indebtedness outstanding on the Closing Date and for general corporate purposes, including, without limitation, for working capital, commercial paper liquidity support, Permitted Acquisitions, and to pay fees and expenses incurred in connection with this Agreement. The Borrower shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation T, U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

     6.3. Notice of Event of Default. Within three (3) Business Days after an Authorized Officer becomes aware thereof, the Borrower will give notice in writing to the Lenders of the occurrence of any Event of Default or Unmatured Event of Default.

     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, however, that the foregoing shall not prohibit any merger, dissolution, or consolidation permitted under Section 6.11.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay all material taxes, assessments and governmental charges and levies before the same shall become delinquent or in default upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, or pursuant to self-insurance arrangements, insurance on all their material Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The Borrower shall deliver to the Collateral Agent and the Administrative Agent endorsements in form and substance reasonably acceptable to the Collateral Agent and the Administrative Agent (x) to all "All Risk" physical damage insurance policies on all of the Borrower's and its Subsidiaries' tangible real and personal property and assets and business interruption insurance policies naming the Collateral Agent as loss payee and (y) to all general liability and other liability policies naming the Collateral Agent as an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of

Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, ERISA and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

     6.8. Maintenance of Properties. Subject to Section 6.12, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property material to the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements to any such Property so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection; Keeping of Books and Records.

     (i) The Borrower will, and will cause each Subsidiary to, permit (x) the Administrative Agent at any time and (y) the Lenders during the continuance of an Event of Default, in each case by their respective representatives and agents, to inspect any of the Property, including, without limitation, the Collateral, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate (in each case other than (x) records subject to attorney-client privilege and (y) patent-related information the disclosure of which is prohibited by applicable law or the rules and regulations of a Governmental Authority). The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

     (ii) Except to the extent the Administrative Agent may reasonably consent to any change, the Borrower will, or will cause each Subsidiary to, continue to account for PIP in the same manner as the Credit Parties account for PIP as of the Closing Date which is as follows: (i) when PIP is received by any Credit Parties, funds are initially allocated
          (a) as a debit to cash on the Credit Parties' general ledger; and (B) as a corresponding credit in a contra-account reserve established with respect to the Credit Parties' accounts, with the funds in such contra-account not specifically allocated to identified accounts (the amount of funds in such contra-account from time to time are referred to as "Unapplied PIP"); (ii) at such time as the Borrower allocates any portion of PIP to identified accounts, the contra-account for Unapplied PIP is reduced by that amount and the identified account is extinguished by that amount; and (iii) at such time as the Borrower determines any portion of PIP represents an overpayment under applicable Medicare, Medicaid, TRICARE, CHAMPVA or any other program of any Governmental Authority, Borrower transfers such overpaid portion on its books from the contra-account for Unapplied PIP to a liability entry on its general ledger entitled "PIP Settlements".

     6.10. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment (other than dividends payable in its own capital stock) except that,

          6.10.1 Any Subsidiary may declare and pay dividends or make distributions (i) payable solely in its capital stock to the direct or indirect holders of its capital stock or (ii) payable in dividends and distributions to the Borrower or to a Subsidiary that is a Guarantor (and if such Subsidiary has shareholders other than the Borrower or a Subsidiary that is a Guarantor, to its shareholders on a pro rata basis).

          6.10.2 The Borrower may make dividends or distributions in respect of capital stock subject to the Closing Date Stock Award Plan so long as the aggregate amount of dividends or distributions made in cash in respect thereof does not exceed $2,800,000 and the aggregate amount of dividends or distributions made in capital stock in respect thereof does not exceed $5,500,000.

          6.10.3 The Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock (or warrants, options, or other rights to acquire additional shares of its capital stock).

          6.10.4 Repurchases of capital stock deemed to occur upon exercise of stock options if such capital stock represents a portion of the exercise price of such options, and repurchases of capital stock of Subsidiaries consisting of directors' qualifying shares or repurchases of shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower's or any of its Subsidiaries' businesses.

          6.10.5 Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Section 6.10.

          6.10.6 So long as no Event of Default or Unmatured Event of Default exists at the time thereof, the Borrower may declare and pay cash dividends on its capital stock so long as (x) the amount of any dividend for any share of capital stock does not exceed $0.48, and (y) the aggregate amount of dividends paid on such capital stock does not exceed $7,000,000 in any fiscal year.

          6.10.7 Any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $2,000,000 in any calendar year.

          6.10.8 Additional Restricted Payments to the extent not otherwise permitted under this 6.10 so long as the aggregate amount of such additional Restricted Payments does not exceed $1,000,000 at any time.

     6.11. Merger or Dissolution. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate into any other Person or dissolve, except that:

          6.11.1 A Guarantor may merge into (x) the Borrower or (y) a Wholly-Owned Subsidiary that is a Guarantor or becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

          6.11.2 A Subsidiary that is not a Guarantor and not required to be a Guarantor may merge or consolidate with or into any other Person; provided, however, that if the equity interests of such Subsidiary have been pledged to the Collateral Agent as Collateral, then such merger or consolidation shall not be permitted unless such Subsidiary is the surviving entity of such merger or consolidation or such merger or consolidation is approved in writing by the Administrative Agent prior to the consummation thereof (such approval not to be unreasonably withheld).

          6.11.3 The Borrower or any Subsidiary may consummate any merger or consolidation in connection with any Permitted Acquisition.

          6.11.4 Any Person may merge into the Borrower, provided that the Borrower shall be the continuing or surviving entity resulting from such merger.

          6.11.5 Any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders.

     6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (other than cash or cash equivalents not constituting Cash Equivalent Investments) to any other Person, except:

          6.12.1 Sales or other dispositions of inventory in the ordinary course of business.

          6.12.2 A disposition or transfer of assets by a Subsidiary to the Borrower or a Guarantor or by the Borrower to a Guarantor.

          6.12.3 A disposition of obsolete, excess, damaged or worn-out Property, Property no longer used or useful in the business of the Borrower or its Subsidiaries or other assets in the ordinary course of business of the Borrower or any Subsidiary.

          6.12.4 The VITAS Healthcare Stock Issuance so long as the form and substance thereof is reasonably satisfactory to the Required Lenders.

          6.12.5 Sales or liquidations of Cash Equivalent Investments.

          6.12.6 Each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries.

          6.12.7 Restricted Payments permitted by Section 6.10.

          6.12.8 Investments permitted by Section 6.13.

          6.12.9 Liens permitted by Section 6.15.

          6.12.10 Sale and Leaseback Transactions permitted by Section 6.27.

          6.12.11 Sales of directors' qualifying shares or shares issued to third parties to the extent necessary to satisfy any licensing requirements under applicable law with respect to the Borrower's or any of its Subsidiaries' businesses.

          6.12.12 The Service America Asset Sale, so long as (i) Service America Network, Inc. receives reasonably equivalent value (in the good faith determination of its Board of Directors) for the assets and liabilities subject thereto, (ii) such asset sale is consummated on or before December 31, 2005 and (iii) the agreements, documents and instruments evidencing such asset sale are in form and substance reasonably satisfactory to the Administrative Agent.

          6.12.13 Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.12) as permitted by this Section during any fiscal year of the Borrower do not exceed $1,000,000 in the aggregate.

     6.13. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

          6.13.1 Cash Equivalent Investments.

          6.13.2 Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.13.

          6.13.3 Investments permitted by Section 6.14.5.

          6.13.4 Investments (x) by a Credit Party in any newly formed Subsidiary so long as the newly formed Subsidiary promptly becomes a Credit Party thereafter and (y) by the Borrower or a Guarantor in equity interests in their respective Subsidiaries; provided, however, all such Investments subject to this clause (y) that constitute contributions to capital shall not, when aggregated with Indebtedness owing by such Subsidiaries to the Borrower or any Guarantors as permitted by Section 6.14.5, exceed $2,500,000 at any time outstanding (such amount, the "Permitted Non-Credit Party Amount"); provided, further, that not more than $400,000 of the Permitted Non-Credit Party Amount shall at any time consist of Investments other than Investments in Roto-Rooter of Canada, Ltd. as further described in Schedule 6.13.

          6.13.5 Investments permitted by Section 6.17.

          6.13.6 Investments consisting of Contingent Obligations not prohibited by Section 6.14.

          6.13.7 Investments arising out of deposits and pledges permitted by
     Section 6.15.

          6.13.8 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers.

          6.13.9 Investments resulting from transactions permitted by Section 6.11.

          6.13.10 Investments resulting from transactions permitted by Section 6.12.

          6.13.11 Investments in charitable foundations organized under Section 501(c) of the Code in an amount not to exceed $1,000,000 in the aggregate in any fiscal year.

          6.13.12 Loans and advances to employees, officers and directors of the Borrower and its Subsidiaries not to exceed in the aggregate at any time
     (x) $6,000,000 in respect of split-dollar policies and (y) $2,000,000 in respect of other loans and advances.

          6.13.13 Investments in VNF not exceeding $1,000,000 in the aggregate in any fiscal year.

          6.13.14 Payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

          6.13.15 Investments resulting from stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments.

          6.13.16 Investments in any Person consisting of the licensing of intellectual property pursuant to joint ventures, strategic alliances or joint marketing arrangements with such Person, in each case made in the ordinary course of business.

          6.13.17 Investments in a vendor or supplier consisting of loans or advances to such vendor or supplier in connection with any guarantees to the Borrower or any Guarantor of supply by, or to fund the supply capacity of, such vendor or supplier, in any case not to exceed $2,000,000 at any time outstanding.

          6.13.18 [Intentionally Omitted]

          6.13.19 Investments consisting of loans or advances by the Borrower or a Subsidiary thereof to independent contractors or subcontractors of the Borrower or a Subsidiary thereof; provided, however, that (x) the proceeds of such loans or advances are used for equipment purchases in the ordinary course of business or for working capital expenditures in the ordinary course of business, (y) the aggregate amount of loans and advances to any individual independent contractor or subcontractor of the Borrower or a Subsidiary thereof shall not exceed $350,000, and (z) the aggregate amount of loans and advances to all independent contractors and subcontractors of the Borrower and its Subsidiaries shall not exceed $6,000,000.

          6.13.20 Additional Investments to the extent not otherwise permitted under Sections 6.13.1 through 6.13.19 so long as the aggregate amount of such additional Investments does not exceed $1,000,000 at any time.

          6.13.21 Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "Permitted Acquisition"):

     (i) as of the date of the consummation of such Acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition;

     (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired;

     (iii) the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date;

     (iv) as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

     (v) the Purchase Price for any such Acquisition shall not exceed $50,000,000 and the aggregate purchase price for all such Acquisitions during any calendar year shall not exceed $80,000,000;

     (vi) within 45 days subsequent to the consummation of such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the

          Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on the Borrower's most recent financial statements delivered pursuant to
          Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all Credit Extensions in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Sections 6.20 through 6.24 for the period of four fiscal quarters reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Credit Extensions funded in connection therewith as if made on the first day of such period); and

     (vii) within 45 days subsequent to the date on which a Permitted Acquisition is consummated, the Borrower shall deliver to the Administrative Agent a documentation, information and certification package in form and substance reasonably acceptable to the Administrative Agent, including, without limitation:

          (A) a final version (with no amendments to be made thereto that could reasonably be expected to be materially adverse to the Lenders, without the approval of the Administrative Agent) of the acquisition agreement for such Acquisition together with drafts of the material schedules thereto;

          (B) a final version (with no amendments to be made thereto that could reasonably be expected to be materially adverse to the Lenders, without the approval of the Administrative Agent) of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

          (C) such other documents or information as shall be reasonably requested by the Administrative Agent in connection with such Acquisition.

     (viii) within 45 days subsequent to the date on which a Permitted Acquisition is consummated, the Borrower shall deliver (or shall cause the delivery) to the Administrative Agent and the Collateral Agent all of the Collateral Documents necessary for the perfection of a first priority Lien (subject to Liens permitted by Section 6.15) in all of the Property to be acquired (including, as applicable, equity interests in the Person being acquired and such Person's Subsidiaries), all in accordance with the requirements of Section 6.26, and in each case together with opinions of counsel in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent. The Borrower shall also deliver (or shall cause the delivery) to the Administrative Agent, in accordance with Section 6.25, a supplement to the Guaranty Agreement if the Permitted Acquisition is an Acquisition of equities and the Person being acquired is not being merged with the Borrower or any other Person required to be a Guarantor under the terms of this Agreement, the Guaranty Agreement, or the Collateral Documents.

     6.14. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          6.14.1 The Secured Obligations.

          6.14.2 Indebtedness existing on the Closing Date and described in
     Schedule 6.14 (and renewals, refinancings or extensions thereof on non-pricing terms and conditions, taken as a whole, not materially less favorable to the applicable obligor than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension plus the amount of any interest, premium or penalties required to be paid thereon plus fees and expenses associated therewith).

          6.14.3 Indebtedness arising under Rate Management Transactions permitted under Section 6.17.

          6.14.4 Secured or unsecured purchase money Indebtedness (including Capitalized Leases) and Indebtedness in respect of Sale and Leaseback Transactions permitted under Section 6.27 that is incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of assets used in its business, if (1) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together incurred on or after the Closing Date shall not exceed an aggregate principal amount of $1,000,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus the amount of any interest, premium or penalties required to be paid thereon plus fees and expenses associated therewith, and (4) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness").

          6.14.5 Indebtedness arising from intercompany loans and advances (i) made by any Credit Party to any other Credit Party, (ii) made by any Subsidiary that is not a Credit Party to any Credit Party; provided that all such Indebtedness described in this clause (ii) shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent, or (iii) made by any Credit Party to any Subsidiary that is not a Credit Party; provided that the aggregate of all such Indebtedness described in this clause (iii) shall not exceed $250,000 at any time.

          6.14.6 Contingent Obligations of the Borrower of any Indebtedness of any Subsidiary permitted under this Section 6.14.

          6.14.7 Contingent Obligations of any Subsidiary of the Borrower that is a Guarantor with respect to any Indebtedness of the Borrower or any other Subsidiary permitted under this Section 6.14.

          6.14.8 [Intentionally Omitted]

          6.14.9 Indebtedness outstanding under the Senior Unsecured Indenture Documents and any extensions, renewals, refinancings or replacements of such Indebtedness plus interest, premiums, penalties, fees and expenses paid in respect of refinancing, renewing, extending or refunding such Indebtedness, so long as the Borrower and its Subsidiaries are in compliance with Section 6.31.

          6.14.10 Indebtedness of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and is not created in contemplation of such event.

          6.14.11 [Intentionally Omitted]

          6.14.12 Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default.

          6.14.13 Indebtedness incurred under Financial Contracts entered into in the ordinary course of financial management and not for speculative purposes.

          6.14.14 Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Borrower and its Subsidiaries in the ordinary course of their business.

          6.14.15 Indebtedness arising from the agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition.

          6.14.16 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence.

          6.14.17 Obligations arising from or representing deferred compensation to employees of the Borrower or its Subsidiaries that constitute or are deemed to be Indebtedness under Agreement Accounting Principles and that are incurred in the ordinary course of business.

          6.14.18 Indebtedness incurred by a Guarantor, to the extent that the proceeds of such Indebtedness are used to repay Indebtedness under this Agreement.

          6.14.19 Indebtedness arising under or in connection with Letters of Credit in an aggregate amount not to exceed $35,000,000 at any time so long as such Letters of Credit are issued in connection with worker's compensation claims or laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          6.14.20 Additional unsecured Indebtedness of the Borrower or any Subsidiary, to the extent not otherwise permitted under this Section 6.14; provided, however, that the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 at any time outstanding.

     6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          6.15.1 Liens securing Secured Obligations.

          6.15.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

          6.15.3 Liens imposed by law, such as landlords', wage earners', carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

          6.15.4 Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          6.15.5 Liens existing on the Closing Date and described in Schedule 6.15.

          6.15.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

          6.15.7 Deposits to secure the performance of bids, contracts (other than for borrowed money), leases, public or statutory obligations, surety and appeal bonds, contested taxes, the payment of rent, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

          6.15.8 Easements, reservations, rights-of-way, zoning, building and other restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

          6.15.9 Purchase money Liens securing Permitted Purchase Money Indebtedness (as defined in Section 6.14); provided, that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness.

          6.15.10 Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

          6.15.11 Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

          6.15.12 Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event.

          6.15.13 Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets.

          6.15.14 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under this
     Section 6.15; provided that (a) such Indebtedness is not secured by any additional assets, and (b) the principal amount of such Indebtedness secured by any such Lien is not increased, except to the extent such increase includes interest, premiums, penalties, fees and expenses paid in respect of refinancing, extending, renewing or refunding such Indebtedness.

          6.15.15 Bankers' liens and rights of set off with respect to customary depositary arrangements entered into in the ordinary course of business.

          6.15.16 Liens on assets of any Subsidiary of any Credit Party in favor of any Credit Party securing borrowings from such Credit Party.

          6.15.17 [Intentionally Omitted]

          6.15.18 Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.

          6.15.19 Liens arising out of Capitalized Leases or Operating Leases.

          6.15.20 Licenses, sublicenses, leases or subleases granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Subsidiaries.

          6.15.21 Liens arising from judgments, awards, orders or attachments in circumstances not constituting an Event of Default.

          6.15.22 Liens affecting the interest of the landlord of any ground lease.

          6.15.23 Liens securing Indebtedness permitted by Section 6.14.14.

          6.15.24 Liens issued in favor of surety bonds in existence on the Closing Date and identified on Schedule 6.15.

          6.15.25 Liens of any landlord arising under a real property lease to the extent such Liens arise in the ordinary course of business and secure obligations not more than forty-five (45) days past due or which are being contested in good faith by appropriate proceedings and for which reserves, if any, required in accordance with Agreement Accounting Principles shall have been set aside on its books.

          6.15.26 Liens in favor of any Holder of Secured Obligations securing Rate Management Obligations permitted under Section 6.17.

          6.15.27 Liens deemed to exist in connection with Cash Equivalent Investments of the type described in clause (v) of the definition thereof.

          6.15.28 Rights of recoupment and any other Liens, rights and benefits of any governmental Third Party Payor with respect to Governmental Receivables.

          6.15.29 Liens upon cash collateral securing obligations owing under or in connection with those Letters of Credit described in Section 6.14.19.

          6.15.30 Additional Liens to the extent not otherwise permitted under this Section 6.15 so long as the aggregate amount of Indebtedness secured thereby does not exceed $1,000,000 at any time and the aggregate value of the Property subject thereto does not exceed $1,000,000 at any time.

     In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its Properties or other assets in favor of the Collateral Agent or the Administrative Agent for the benefit of the Holders of Secured Obligations; provided, that (i) any agreement, note, indenture or other instrument in connection with (A) purchase money Indebtedness (including Capitalized Leases) and Indebtedness in respect of Sale and Leaseback Transactions for which the related Liens are permitted hereunder may prohibit the creation of a Lien in favor of the Collateral Agent or the Administrative Agent for the benefit of the Holders of Secured Obligations, with respect to the assets or Property obtained with the proceeds of such Indebtedness, and (B) the Senior Unsecured Notes and other agreements with respect to unsecured Indebtedness governed by indentures or credit agreements or note purchase agreements with institutional investors permitted by this Agreement may contain terms that are not materially more restrictive (as reasonably determined by the Administrative Agent), taken as a whole, than those contained in the Senior Unsecured Notes Documents, (ii) this paragraph shall not prohibit (A) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (B) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (C) agreements in effect as of the Closing Date and not entered into in contemplation of the transactions effected in connection with the VITAS Healthcare Acquisition, (D) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby, and (E) any restriction or condition as required by applicable law; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired and (iii) any restriction existing under any agreement of a Person acquired as a Subsidiary pursuant to a transaction permitted hereby; provided that any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired.

     6.16. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Subsidiaries) except (i) pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction, (ii) transactions between or among the Credit Parties not involving any other Affiliate, (iii) transactions between or among Subsidiaries that are not Guarantors not involving any other Affiliate,
(iv) the Borrower and its Subsidiaries may make loans and advances to directors, officers, and employees of the Borrower and its Subsidiaries in the ordinary course of business, (v) the Borrower and its Subsidiaries may make payments in respect of transactions required to be made pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 6.16, (vi) the Borrower and its Subsidiaries may enter into, make payments under, or issue securities, stock options or similar rights pursuant to employment arrangements, employee benefit plans, equity option plans, indemnification provisions and other compensatory arrangements with directors, officers, and employees of the Borrower and its Subsidiaries in the ordinary course of business, so long as such payments and issuances otherwise comply with the terms of this Agreement,
(vii) the Borrower and its Subsidiaries may make Restricted Payments permitted by Section 6.10, (viii) the Borrower and its Subsidiaries may enter into transactions permitted by Section 6.11, 6.12, 6.13 or 6.14, (ix) the Transactions and (x) the making of severance payments to directors, officers or employees of VITAS Healthcare that are required pursuant to arrangements in effect prior to the date that the Borrower acquired VITAS Healthcare.

     6.17. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

     6.18. Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Borrower or any other Subsidiary,
(iii) to make loans or advances or other Investments in the Borrower or any other Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary, except (A) any restriction existing under (1) the Loan Documents, (2) agreements disclosed in Schedule 6.18, (3) the Senior Unsecured Notes Documents and agreements with respect to Indebtedness permitted by this Agreement containing provisions described in clauses (i), (ii) and (iii) above that are not materially more restrictive (as reasonably determined by the Administrative Agent), taken as a whole, than those of the Senior Unsecured Notes Documents,
(B) customary non-assignment, subletting or transfer provisions in leases, licenses and other contracts entered into in the ordinary course of business,
(C) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (D) any restriction or condition as required by applicable law, (E) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (F) any restriction existing under any agreement of a Person acquired as a Subsidiary in a transaction permitted hereby; provided any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired, (G) agreements with respect to Indebtedness secured by Liens permitted by Section 6.15 that restrict the ability to transfer the assets securing such Indebtedness and (H) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (A)(2)(E) or (F) of this covenant or this clause
(H) or contained in any amendment to an agreement referred to in clause
(A)(2)(E) or (F) of this covenant or this clause (H); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in such predecessor agreements (as reasonably determined by the Administrative Agent).

     6.19. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation in respect of Indebtedness of another Person (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations (iii) any Contingent Obligation in respect of the Secured Obligations, (iv) any Indebtedness permitted by Section 6.14, and (v) any Contingent Obligation in respect of any Indebtedness permitted by Section 6.14.

     6.20. Leverage Ratio; Senior Leverage Ratio.

          6.20.1 Leverage Ratio. The Borrower will not permit the ratio (the "Leverage Ratio"), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Funded Indebtedness of the Borrower to
     (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters (subject to the remainder of this Section 6.20.1) to be greater than the applicable "Maximum Leverage Ratio" set forth below:

        Fiscal Quarter Ending           Maximum Leverage Ratio
        ---------------------           ----------------------
          December 31, 2004                  5.50 to 1.00

  As of the Closing Date and each of         4.00 to 1.00
    March 31, 2005, June 30, 2005,
         September 30, 2005,
  December 31, 2005, March 31, 2006,
June 30, 2006, September 30, 2006 and
          December 31, 2006

   Each of March 31, 2007, June 30,          3.75 to 1.00
  2007, September 30, 2007, December
  31, 2007, March 31, 2008, June 30,
     2008, September 30, 2008 and
          December 31, 2008

    Each fiscal quarter thereafter           3.50 to 1.00

          Notwithstanding the foregoing, for the purposes of the calculation of covenant compliance for the quarter ended December 31, 2004, the Borrower shall use such calculation methodology as was set forth in the Prior Credit Agreement, giving effect to and including the repayment of the Senior Secured Notes.

          6.20.2 Senior Leverage Ratio. The Borrower will not permit the ratio (the "Senior Leverage Ratio"), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Senior Funded Debt of the Borrower to (ii) Consolidated EBITDA for the then most recently ended four fiscal quarters (subject to the remainder of this Section 6.20.2) to be greater than the applicable "Maximum Senior Leverage Ratio" set forth below:

       Fiscal Quarter Ending          Maximum Senior Leverage Ratio
       ---------------------          -----------------------------
         December 31, 2004                    3.375 to 1.00

 As of the Closing Date and each of           3.00 to 1.00
   March 31, 2005, June 30, 2005,
       September 30, 2005 and
         December 31, 2005

   Each fiscal quarter thereafter             2.75 to 1.00

          Notwithstanding the foregoing, for the purposes of the calculation of covenant compliance for the quarter ended December 31, 2004, the Borrower shall use such calculation methodology as was set forth in the Prior Credit Agreement, giving effect to and including the repayment of the Senior Secured Notes.

     6.21. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio (the "Fixed Charge Coverage Ratio"), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense plus Consolidated Current Maturities during such period (including, without limitation, Capitalized Lease Obligations) plus cash dividends paid on the equity interests of the Borrower during such period plus expenses for taxes paid or taxes accrued during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than the applicable "Minimum Fixed Charge Coverage Ratio" below:

       Fiscal Quarter Ending          Minimum Fixed Charge Coverage Ratio
       ---------------------          -----------------------------------
          December 31, 2004                      1.15 to 1.00

 As of the Closing Date and each of              1.25 to 1.00
   March 31, 2005, June 30, 2005,
       September 30, 2005 and
         December 31, 2005

  Each of March 31, 2006, June 30,               1.375 to 1.00
   2006, September 30, 2006, and
         December 31, 2006

   Each fiscal quarter thereafter                1.50 to 1.00

     Notwithstanding the foregoing, for the purposes of the calculation of covenant compliance for the quarter ended December 31, 2004, the Borrower shall use such calculation methodology as was set forth in the Prior Credit Agreement, giving effect to and including the repayment of the Senior Secured Notes.

     6.22. Minimum Consolidated Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than (i) 85% of Consolidated Net Worth at December 31, 2004 plus (ii) 50% of Consolidated Net Income (if positive) earned in each fiscal quarter beginning with the fiscal quarter ending March 31, 2005 plus (iii) the amount of all Net Cash Proceeds resulting from issuances of the Borrower's or any Subsidiary's capital stock or other equity interests to a Person other than the Borrower or any Subsidiary.

     6.23. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $30,000,000 (the "Base Amount") for Capital Expenditures of the Borrower and its Subsidiaries during any fiscal year of the Borrower; provided, however, that if the aggregate amount of Capital Expenditures actually expended during any such fiscal year is less than the Base Amount (the difference being the "Unused CapEx Amount"), then, the permitted amount of Capital Expenditures during the immediately succeeding fiscal year (and no other succeeding fiscal year) shall be an amount equal to the Base Amount plus the Unused CapEx Amount, with the Unused Cap Ex Amount being deemed utilized first with any excess Base Amount available to use in the immediately succeeding fiscal year in accordance herewith.

     6.24. Operating Leases. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Operating Lease, synthetic lease or tax ownership operating lease, except for Operating Leases for which the Borrower's and its Subsidiaries' annual aggregate payment obligations in respect of fixed lease payments do not exceed $30,000,000.

     6.25. Guarantors. The Borrower shall cause each of its Domestic Subsidiaries to guarantee pursuant to the Guaranty Agreement or supplement thereto the Secured Obligations. In furtherance of the above, the Borrower shall promptly (and in any event within forty-five (45) days thereof) (i) provide written notice to the Administrative Agent upon any Person becoming a Domestic Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person, (ii) cause such Person to execute a supplement to the Guaranty Agreement and such other Collateral Documents as are necessary for the Borrower and its Subsidiaries to comply with Section 6.26, (iii) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person to be delivered to the Collateral Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Collateral Agent and (iv) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Collateral Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Collateral Agent; provided, however, that in respect of subclause (iii), no Credit Party shall be required to pledge
(w) the equity interests of Roto-Rooter of Canada, Ltd. or VNF, (x) more than 40% of the equity interests of RR Plumbing Services Corporation, (y) more than 49% of the equity interests of Complete Plumbing Services Inc., or (z) more than 80% of the equity interests of Nurotoco of New Jersey, Inc.; provided, further, that, except to the extent necessary to satisfy any licensing requirement under applicable law with respect to the Borrower's or any Subsidiary's business, the Borrower will not permit, nor will it permit any other Credit Party to, grant a security interest in, pledge or deliver to any non-Credit Party those equity interests that are not pledged or delivered to the Collateral Agent pursuant to this Section 6.25.

     6.26. Collateral. The Borrower will cause, and will cause each other Credit Party to cause, all of its owned Property (other than real property) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the creditors of the Borrower that are party to the Intercreditor Agreement, including, without limitation, the Holders of Secured Obligations, to secure the Secured Obligations and the other Indebtedness subject to the Intercreditor Agreement in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.15 hereof; provided, however, that the Borrower and the other Credit Parties shall not be required to comply with the terms of the Federal Assignment of Claims Act in connection with their pledge of any Collateral to the Collateral Agent. Without limiting the generality of the foregoing, the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding equity interests of each Pledge Subsidiary directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent in accordance with the terms and conditions of this Agreement and the Collateral Documents or such other security documents as the Collateral Agent shall reasonably request, in each case to the extent, and within such time period as is, reasonably required by the Collateral Agent, subject in any case to Liens permitted by Section 6.15. Notwithstanding the foregoing, (i) no Credit Party shall be required to pledge
(A) the equity interests of Roto-Rooter of Canada, Ltd. or VNF, (B) more than 40% of the equity interests of RR Plumbing Services Corporation, (C) more than 49% of the equity interests of

Complete Plumbing Services Inc., or (D) more than 80% of the equity interests of Nurotoco of New Jersey, Inc.; provided, however, that, except to the extent necessary to satisfy any licensing requirement under applicable law with respect to the Borrower's or any Subsidiary's business, the Borrower will not permit, nor will it permit any other Credit Party to, grant a security interest in, pledge or deliver to any non-Credit Party those equity interests that are not pledged or delivered to the Collateral Agent pursuant to this Section 6.26; and
(ii) no pledge agreement in respect of the equity interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the creditors of the Borrower that are party to the Intercreditor Agreement pursuant to legally valid, binding and enforceable pledge agreements.

     6.27. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $250,000 in the aggregate during any fiscal year of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries.

     6.28. Intentionally Omitted.

     6.29. Intentionally Omitted.

     6.30. Prepayment of Indebtedness. The Borrower will not, and will not permit any Subsidiary, to voluntarily prepay any Indebtedness other than (i) the Obligations and Indebtedness permitted by Section 6.14.4, 6.14.5, and 6.14.9,
(ii) any other Indebtedness so long as such other Indebtedness is voluntarily prepaid with cash proceeds resulting from the sale to non-Affiliates of equity interests in the Borrower or any Subsidiary thereof, (iii) pursuant to renewals, refinancings and extensions of Indebtedness permitted by Section 6.14, and (iv) payments of Indebtedness that would become due or would be required to be redeemed or repurchased as a result of the voluntary sale or transfer of Property that is being sold or transferred.

     6.31. Amendments to Senior Unsecured Indenture Documents. The Borrower will not, and will not permit any Subsidiary to, amend the Senior Unsecured Notes, the other Senior Unsecured Indenture Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Senior Unsecured Indenture Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued to the extent such amendment, modification or supplement provides for the following or which has any of the following effects: (i) results in the Indebtedness outstanding under the Senior Unsecured Indenture Documents being secured by the Borrower's or any Subsidiary's Property; (ii) prohibits the Borrower or any Subsidiary from securing the Secured Obligations (iii) shortens the final maturity date of the Indebtedness outstanding under the Senior Unsecured Indenture Documents or otherwise accelerates the amortization schedule for Indebtedness outstanding under the Senior Unsecured Indenture Documents; (iv) increases the overall principal amount of the Indebtedness outstanding under the Senior Unsecured Indenture Documents or increases the amount of any single scheduled installment of principal or interest other than in connection with issuances of additional Senior Unsecured Notes permitted by Section 6.14.9; (v) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory prepayment or redemption provisions not set forth in the Senior Unsecured Indenture Documents on the Closing Date; or (vi) adds to or otherwise includes in any Senior Unsecured Indenture Document a default or event of default provision, including, without limitation, a cross-default, that is triggered by the occurrence of an Event of Default or Unmatured Event of Default under the Loan Documents unless such Event of Default hereunder results from the non-payment of the Obligations upon the maturity thereof or the acceleration of the Obligations.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an Event of Default:

     7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

     7.2 Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one Business Day after the same becomes due, or
(iii) interest upon any Loan or any Commitment Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

     7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21,
6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.30, and 6.31.

     7.4 The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of (i) this Agreement or (ii) any other Loan Document (beyond the applicable grace period with respect thereto, if any), in each case which is not remedied within thirty (30) days after the earlier to occur of (x) written notice thereof from the Administrative Agent or any Lender to the Borrower or
(y) an Authorized Officer otherwise becomes aware of any such breach.

     7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness (subject to any applicable grace period with respect thereto, if any, set forth in the Material Indebtedness Agreement evidencing such Material Indebtedness) which failure has not been (i) timely cured or (ii) waived in writing by the requisite holders of such Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement and such default has not been (x) timely cured or (y) waived in writing by the requisite holders of the Material Indebtedness in respect thereof, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, in each case other than secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6.

     7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

     7.8 The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.9 The Unfunded Liabilities of all Single Employer Plans shall exceed $5,000,000 in the aggregate, or any Reportable Event shall occur in connection with any Plan and such Reportable Event would reasonably be expected to have a Material Adverse Effect.

     7.10 Any Change of Control shall occur.

     7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $5,000,000 per annum.

     7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the annual amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

     7.13 Other than with respect to environmental proceedings, investigations, violations, or liabilities disclosed by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date, the Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or
(ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to the Borrower or any of its Subsidiaries in an amount equal to $5,000,000 or more, which liability is not paid, bonded or otherwise discharged within forty-five (45) days or which is not stayed on appeal and being appropriately contested in good faith.

     7.14 Any Loan Document shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of, or which results in the invalidity or unenforceability of, any Loan Document or any Lien in favor of the Collateral Agent or the Administrative Agent under the Loan Documents as to assets that are material to the Borrower and its Subsidiaries taken as a whole, or such Lien shall not have the priority contemplated by the Loan Documents, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Loan Document or as a result of the negligent or willful failure of the Collateral Agent to take such action as is necessary to continue such Liens.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1. Acceleration.

     (i) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Secured Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay the

          Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time less
          (y) the amount or deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Secured Obligations (the "Collateral Shortfall Amount"). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Secured Obligations to be due and payable, or both, whereupon the Secured Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will forthwith upon such demand and without any further notice or act pay to the Administrative Agent the Collateral Shortfall Amount which funds shall be deposited in the Facility LC Collateral Account.

     (ii) If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

     (iii) While an Event of Default is continuing, the Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Secured Obligations in respect of Facility LCs and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

     (iv) At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Revolving Loan Commitment and Aggregate Term Loan Commitment have been terminated, any funds remaining in the Facility LC Collateral Account shall be paid to the Collateral Agent or paid to whomever may be legally entitled thereto at such time.

     (v) If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Section 8.2 and the Intercreditor Agreement, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Event of Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

          8.2.1 Extend the Revolving Loan Termination Date, extend the final maturity of any Revolving Loan or extend the expiry date of any Facility LC to a date after the Revolving Loan Termination Date (except as expressly permitted in Section 2.20.1), extend the final maturity date of any Term Loan to a date after the Term Loan Maturity Date, or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than (x) a waiver of the application of the default rate of interest pursuant to
     Section 2.11 hereof and (y) any reduction of the amount of or any modification of the payment date for the mandatory payments required under
     Section 2.2, in each case which shall only require the approval of the Required Lenders).

          8.2.2 Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of "Pro Rata Share", "Revolving Loan Pro Rata Share" or "Term Loan Pro Rata Share".

          8.2.3 Increase the amount of the Revolving Loan Commitment or Term Loan Commitment of any Lender hereunder, or permit the Borrower to assign its rights or obligations under this Agreement.

          8.2.4 Amend this Section 8.2.

          8.2.5 Other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Collateral.

          8.2.6 Other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement or any other agreement pursuant to which such Guarantors guarantee the repayment of the Secured Obligations.

Notwithstanding the foregoing, no Lender's consent shall be required for any amendment, modification or waiver if (i) by the terms of such amendment, modification or waiver the Revolving Loan Commitment and the Term Loan Commitment, as applicable, of such Lender shall terminate upon the effectiveness of such amendment, modification or waiver and (ii) at the time such amendment, modification or waiver becomes effective, such Lender receives payment in full of all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, contingent indemnity obligations and other contingent obligations) owing to it under the Loan Documents. No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan shall be effective without the written consent of the Swing Line Lender. No amendment of any provision of this Agreement relating to the LC Issuer shall be effective without the written consent of the LC Issuer.

     8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or Unmatured Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to
Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until all of the Secured Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Collateral Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the

Borrower, the Administrative Agent, the Collateral Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys' fees and out-of-pocket expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys' fees and expenses) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time JPMorgan Chase may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by JPMorgan Chase from information furnished to it by or on behalf of the Borrower, after JPMorgan Chase has exercised its rights of inspection pursuant to this Agreement.

          (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and related reasonable out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto, and all reasonable out-of-pocket attorneys' fees and expenses) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

          (iii) The Collateral Agent shall receive the benefits of the provisions of this Section 9.6 with respect to all losses, claims, damages, penalties, judgments, liabilities and expenses resulting under or in connection with the Collateral Documents.

     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems appropriate.

     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability to the Borrower with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold the "Information" (as defined below) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) on a confidential basis to its Affiliates and to any other party to this Agreement,
(ii) on a confidential basis to legal counsel, accountants, and other professional advisors to such Lender, (iii) to regulatory officials as requested, (iv) to any Person as required by law, regulation, or legal process,
(v) to any Person as required in connection with any legal proceeding to which it is a party, (vi) subject to an agreement containing provisions substantially the same as those of this Section, on a confidential basis to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. For the purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or their respective businesses, as the case may be, other than any such information that is available to the Administrative Agent, the Collateral Agent, the LC Issuer or any Lender on a nonconfidential basis.

     9.12. Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such "plan assets" under ERISA.

     9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

     9.14. Disclosure. The Borrower and each Lender, including the LC Issuer, hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

     9.15. Performance of Obligations. Subject to the terms of the Intercreditor Agreement, the Borrower agrees that the Collateral Agent or the Administrative Agent may, but shall have no obligation to (i) after the occurrence and during the continuance of an Event of Default, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of an Event of Default make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Collateral Agent or the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower which are more than thirty (30) days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give or cause the Collateral Agent to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 9.15 together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this
Section 9.15 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

     9.16. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

     IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower's name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower's legal organizational documents or other identifying documents.

     9.17. Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any Guarantor with respect to any "Intercompany Indebtedness" (as hereinafter defined) shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, unless an Event of Default has occurred and is continuing and the Borrower receives from the Administrative Agent a payment blockage notice pursuant to this Section 9.17 that has not been withdrawn, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the Guarantors, to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from the Guarantors, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Secured Obligations in those assets. The Borrower shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, contingent indemnity obligations, and other contingent obligations) shall have been fully paid and satisfied (in cash). If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding, then, and in any such event (such events being herein referred to as an "Insolvency Event"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Guarantor, to the Borrower ("Intercompany Indebtedness") shall be paid or delivered directly to the Administrative Agent, who shall remit it to the Collateral Agent if required under the Intercreditor Agreement for application in accordance with the Intercreditor Agreement, or, if not required under the Intercreditor Agreement, for application to any of the Secured Obligations, due or to become due, until such Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, contingent indemnity obligations, and other contingent obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, contingent indemnity obligations and other contingent obligations), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, who shall remit it to the Collateral Agent if required under the Intercreditor Agreement for application in accordance with the Intercreditor Agreement or, if not required under the Intercreditor Agreement, for application to any of the Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), and, until so delivered, the same shall be held in trust by the Borrower as the property of the Administrative Agent or the Collateral Agent, as applicable. If the Borrower fails to make any such endorsement or assignment to the Collateral Agent or the Administrative Agent, the Collateral Agent or the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Secured Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, Rate Management Obligations, contingent indemnity obligations, and other contingent obligations) have been paid in full (in cash) and satisfied, the Borrower will not assign or transfer to any Person (other than the Agent) any claim the Borrower has or may have against any Guarantor except as otherwise permitted by the Loan Documents.

                                   ARTICLE X

                            THE ADMINISTRATIVE AGENT

     10.1. Appointment; Nature of Relationship. JPMorgan Chase is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any of the Holders of Secured Obligations by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a "representative" of the Holders of Secured Obligations within the meaning of the term "secured party" as defined in the New York Uniform Commercial Code and
(iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Secured Obligations, hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations hereby waives.

     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, or any Lender or Holder of Secured Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Event of Default or Unmatured Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity). Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent in such capacity or any Affiliate thereof in any capacity.

     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders' Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Secured Obligations and termination of this Agreement.

     10.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Loan Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may not be removed at any time without its prior written consent. Upon any resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent reasonably acceptable to the Borrower. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed

Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated January 6, 2005, or as otherwise agreed from time to time.

     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

     10.15. Intentionally Omitted

     10.16. Collateral Documents. (a) Each Lender authorizes the Administrative Agent and the Collateral Agent to enter into, on behalf of each such Lender, each of the Collateral Documents to which it is a party, to remain subject to the Intercreditor Agreement and the Collateral Documents in effect on the Closing Date, and to take all action contemplated by each of such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations or the Collateral Agent for the benefit of the Holders of Secured Obligations and the Borrower's other creditors subject to the Intercreditor Agreement and upon the terms of the Collateral Documents.

          (b) In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent.

          (c) Subject to the Intercreditor Agreement, the Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to direct the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments, Term Loan Commitments and payment and satisfaction of all of the Obligations (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations, and Rate Management Obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to direct the Collateral Agent to release particular types or items of Collateral pursuant to this Section 10.16. The Lenders confirm that the Collateral Agent may take actions described in this Section 10.16(c) so long as such actions are permitted under and comply with the terms of the Intercreditor Agreement.

          (d) Subject to the terms of the Intercreditor Agreement, upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, including, without limitation, the Service America Asset Sale, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, the security interest in such Collateral shall be automatically released. In connection with any such release, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) direct the Collateral Agent to execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to direct the Collateral Agent to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any other Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Revolving Credit Exposure or its Term Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Revolving Credit Exposure and Term Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share, Revolving

Loan Pro Rata Share and Term Loan Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                  ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this
Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, however, that (i) no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, (ii) the Lender making such pledge or assignment shall retain the sole right to approve, without consent of any pledgee or assignee, any amendment, modification or waiver of any provisions of the Loan Documents, and (iii) the Borrower shall continue to deal solely and directly with such Lenders in connection such Lenders' rights and obligations under the Loan Documents unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

     12.2. Participations.

          12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Revolving Credit Exposure of such Lender, any Term Loans of such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and Term Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of
     Section 8.2.

          12.2.3 Benefit of Certain Provisions. To the extent permitted by law, the Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

     12.3. Assignments.

          12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an "Assignment Agreement"). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Revolving Loan Commitment, Term Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loans, as applicable, of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than (x) $5,000,000 with respect to Revolving Loan Commitments and Outstanding Revolving Credit Exposure and (y) $1,000,000 with respect to Term Loans. The amount of the assignment shall be based on the Revolving Loan Commitment, Term Loan Commitment, Outstanding Revolving Credit Exposure (if the Revolving Loan Commitment has been terminated) and/or outstanding Term Loans (if the Term Loan Commitment has been terminated), as applicable, subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the Assignment Agreement.

          12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrower shall not be required if (i) an Event of Default or an Unmatured Event of Default has occurred and is continuing or (ii) if such assignment is in connection with the physical settlement of any Lender's obligations to direct or indirect contractual counterparties in swap agreements relating to the Loans. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless such assignment is an assignment of all or a portion of the Term Loans, in which case the Administrative Agent's consent shall not be required if the Purchaser of such Term Loans (or any portion thereof) is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

          12.3.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loans, as applicable, under the applicable Assignment Agreement constitutes "plan assets" as defined under ERISA or Section 4975 of the Code and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA or Section 4975 of the Code. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loans, as applicable, assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section
     12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Outstanding Revolving Credit Exposure) or Term Loan Commitments (or, if the Term Loan Commitments have been terminated, outstanding Term Loans), as applicable, as adjusted pursuant to such assignment.

          12.3.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                  ARTICLE XIII

                                     NOTICES

     13.1. Notices; Effectiveness; Electronic Communication

          13.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

          (i) if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

          (ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

          (iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

          (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2 below, shall be effective as provided in said Section 13.1.2.

          13.1.2 Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     13.2. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

                                  ARTICLE XIV

         COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of such parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     14.2. Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

                                   ARTICLE XV

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS OR PRINCIPLES) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN A COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS TO BRING PROCEEDINGS AGAINST THE BORROWER OR LIMIT THE RIGHTS OF THE BORROWER TO BRING PROCEEDINGS AGAINST SUCH OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, EACH LENDER, AND EACH OTHER HOLDER OF SECURED OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                                  ARTICLE XVI

                             PRIOR CREDIT AGREEMENT

     The Borrower, certain of the Lenders, and the Administrative Agent are parties to the Prior Credit Agreement. The Borrower, the Lenders, and the Administrative Agent agree that upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.1, the terms and conditions of the Prior Credit Agreement shall be and hereby are amended, superseded, and restated in their entirety by the terms and provisions of this Agreement. All amounts outstanding or otherwise due and payable under the Prior Credit Agreement prior to the Closing Date shall, on and after the Closing Date, be outstanding and due and payable under this Agreement. Notwithstanding the foregoing, the Borrower affirms its rights, duties and obligations under the Collateral Documents to which it is a party, including without limitation, the grant of security thereunder, and the other Loan Documents, and agrees and acknowledges that this Agreement constitutes the "Credit Agreement" referenced therein.

               The remainder of this page is intentionally blank.

          IN WITNESS WHEREOF, the Borrower, the Leaders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

                                     CHEMED CORPORATION,
                                     as the Borrower


                                     By: /s/ David P. Williams
                                         ---------------------------------------
                                     Name: David P. Williams
                                     Title: Chief Financial Officer

                                     Address:
                                     2600 Chemed Center
                                     255 East Fifth Street
                                     Cincinnati, Ohio 45202
                                     Attention: David Williams
                                     Phone: 513-762-6901
                                     Fax: 513-762-6919

                                     JPMORGAN CHASE BANK, N.A.,
                                     as the Administrative Agent,
                                        as Swing Line Lender, as
                                     LC Issuer and as a Lender


                                     By: /s/ Thomas J. Reingold
                                         ---------------------------------------
                                     Name: Thomas J. Reingold
                                     Title: Vice President

                                     Administrative Agent and Swing Line Lender:

                                     JP Morgan
                                     Mail Code IL1-0010
                                     131 South Dearborn
                                     Chicago, Illinois 60603
                                     Attention: Leonida Mischke
                                     Phone: 312-385-7055
                                     Fax: 312-385-7103

                                     LC Issuer:

                                     JP Morgan
                                     Mail Code IL1-0236
                                     131 South Dearborn
                                     Chicago, Illinois 60603
                                     Attention: Floro Alcantara
                                     Phone: 312-954-1910
                                     Fax: 312-954-0203

                                     GENERAL ELECTRIC CAPITAL CORPORATION,
                                     as Lender


                                     By: /s/ Roger Tauchman
                                         ---------------------------------------
                                     Name: Roger Tauchman
                                     Title: Duly Authorized Signatory

                                     Address:
                                     500 W. Monroe St., 12th Floor
                                     Chicago, IL 60661
                                     Attention: Jennifer Pricco
                                     Phone: 312-463-2343
                                     Fax: 312-463-3840

                                     BANK OF AMERICA, N.A.,
                                     as Lender


                                     By: /s/ Alexander L. Rody
                                         ---------------------------------------
                                     Name: Alexander L. Rody
                                     Title: Senior Vice President

                                     Address:
                                     FL6-812--08-05
                                     401 East Las Olas Boulevard, 8th floor
                                     Ft. Lauderdale, FL 33301
                                     Attention: Alexander L. Rody
                                     Phone: 954/765-2579
                                     Fax: 954/765-2123

                                     CITICORP USA, INC.,
                                     as a Lender


                                     By: /s/ Allen Fisher
                                         ---------------------------------------
                                     Name: Allen Fisher
                                     Title: Vice-President

                                     Address:
                                     388 Greenwich Street, 23rd Floor
                                     New York, NY 10013
                                     Attention: Allen Fisher
                                     Phone: 212-816-5254
                                     Fax: 212-816-5715

                                     LASALLE BANK NATIONAL ASSOCIATION,
                                     as a Lender


                                     By: /s/ Warren F. Weber
                                         ---------------------------------------
                                     Name: Warren F. Weber
                                     Title: Senior Vice President

                                     Address:
                                     312 Walnut Street, Suite 2450
                                     Cincinnati, OH 45202
                                     Attention: Warren Weber, Commercial Banking
                                     Phone: 513-929-3423
                                     Fax: 513-929-0923

                                     HARRIS TRUST AND SAVINGS BANK,
                                     as a Lender


                                     By: /s/ Gloria Compean-Endicott
                                         ---------------------------------------
                                     Name: Gloria Compean-Endicott
                                     Title: Managing Director

                                     Address:
                                     111 W. Monroe Street
                                     Suite 20E
                                     Chicago, IL 60603

                                     Attention: Gloria Compean-Endicott
                                     Phone: 312-461-2324
                                     Fax: 312-293-4355

                                     FIFTH THIRD BANK,
                                     as a Lender


                                     By: /s/ Christine L. Wagner
                                         ---------------------------------------
                                     Name: Christine L. Wagner
                                     Title: Vice President

                                     Address:
                                     38 Fountain Square, MD 109046
                                     Cincinnati, Ohio 45203
                                     Attention: Christine L. Wagner
                                     Phone: (513) 534-7348
                                     Fax: (513) 534-5947

                                     RE: CHEMED CORPORATION

                                     ALLIED IRISH BANKS PLC
                                     as a Lender


                                     By: /s/ Vikas Mavinkurve
                                         ---------------------------------------
                                     Name: Vikas Mavinkurve
                                     Title: Vice President

                                     Address:
                                     405 Park Avenue, 4th Floor
                                     New York, NY 10022
                                     Phone: 212 339 8053
                                     Fax : 212 339 8325


                                     By: /s/ Margaret Brennan
                                         ---------------------------------------
                                     Name: Margaret Brennan
                                     Title: Vice President

                                     Address:
                                     405 Park Avenue, 4th Floor
                                     New York, NY 10022
                                     Phone: 212 515 6761
                                     Fax : 212 339 8325

                                     THE PROVIDENT BANK,
                                     as a Lender


                                     By: /s/ Steven J. Bloemer
                                         ---------------------------------------
                                     Name: Steven J. Bloemer
                                     Title: Vice President

                                     Address:
                                     One East Fourth Street, MD 211A
                                     Cincinnati, Ohio 45202
                                     Attention: Steven J. Bloemer
                                     Phone: (513) 763-8722
                                     Fax: (513) 579-2201

HUNTINGTON CAPITAL,
as a Lender


By: /s/ Christopher Henn
    ------------------------------
Name: Christopher Henn
Title: Senior Vice President

105 East Fourth Street
Suite 200A
Cincinnati, OH 45202

Attention: Lance Rollins
Phone: (5 l3)762-5186
Fax: (5 l3)762- 1873

                               COMMITMENT SCHEDULE

                           REVOLVING LOAN COMMITMENTS

                                       Amount of Revolving   % of Aggregate Revolving
Lender                                   Loan Commitment          Loan Commitment
------                                 -------------------   ------------------------
JPMorgan Chase Bank, N.A.                $    45,000,000          25.7142857142%
General Electric Capital Corporation     $    30,000,000          17.1428571428%
Bank of America, N.A.                    $    17,500,000          10.0000000000%
Citicorp USA, Inc.                       $    17,500,000          10.0000000000%
LaSalle Bank National Association        $    14,000,000           8.0000000000%
Harris Trust and Savings Bank            $    12,000,000           6.8571428571%
Fifth Third Bank                         $    11,000,000           6.2857142857%
Allied Irish Banks PLC                   $    10,000,000           5.7142857142%
The Provident Bank                       $    10,000,000           5.7142857142%
Huntington Capital                       $     8,000,000           4.5714285714%
TOTAL                                    $175,000,000.00                    100%

                     TERM LOAN COMMITMENTS ON FOLLOWING PAGE

                              TERM LOAN COMMITMENTS

                                       Amount of Term Loan   % of Aggregate Term Loan
Lender                                    Commitment                 Commitment
------                                 -------------------   ------------------------
JPMorgan Chase Bank, N.A.                 $   59,000,000          69.4117647059%
General Electric Capital Corporation      $   10,000,000          11.7647058824%
The Provident Bank                        $    4,500,000           5.2941176471%
LaSalle Bank National Association         $    4,000,000           4.7058823529%
Bank of America, N.A.                     $    3,500,000           4.1176470588%
Huntington Capital                        $    2,000,000           2.3529411765%
Harris Trust and Savings Bank             $    1,000,000           1.1764705882%
Fifth Third Bank                          $    1,000,000           1.1764705882%
TOTAL                                     $85,000,000.00                    100%

                                PRICING SCHEDULE

     APPLICABLE       LEVEL I   LEVEL II   LEVEL III   LEVEL IV   LEVEL V
       MARGIN          STATUS    STATUS      STATUS     STATUS     STATUS
-------------------   -------   --------   ---------   --------   -------
Eurodollar Rate for    3.00%      2.75%      2.50%       2.00%     1.75%
  Revolving Loans

 Applicable Margin     2.00%      2.00%      2.00%       2.00%     2.00%
   for Term Loans
 (whether Floating
 Rate or Eurodollar
       Rate)

 Floating Rate for     1.75%      1.50%      1.25%       0.75%     0.75%
  Revolving Loans

   APPLICABLE FEE     LEVEL I   LEVEL II   LEVEL III   LEVEL IV   LEVEL V
        RATE           STATUS    STATUS      STATUS     STATUS     STATUS
-------------------   -------   --------   ---------   --------   -------
   Commitment Fee      0.50%      0.50%      0.375%     0.375%     0.375%

     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

     "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1.

     "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 3.50 to 1.00.

     "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00.

     "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00.

     "Level IV Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than 2.00 to 1.00 but less than 2.50 to 1.00.

     "Level V Status" exists at any date, if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 2.00 to 1.00

     "Status" means either Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

     Notwithstanding the foregoing, Level III Status shall be in effect until the Administrative Agent receives the Financials for the Borrower's fiscal quarter ending on March 31, 2005 and adjustments to the Applicable Margin and Applicable Fee Rate shall thereafter be effected in accordance with the preceding paragraph.


                                       3